PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated July 21, 2006)	Registration No. 333-135464
$500,000,000
Allied World Assurance Company Holdings, Ltd
7.50% Senior Notes due 2016

     This Prospectus Supplement No. 3 supplements the Market-Making Prospectus, dated July 21, 2006, as supplemented, relating to the public offering of the issuer’s 7.50% senior notes due 2016, which closed on July 26, 2006. Goldman, Sachs & Co. is continuing to make a market in the senior notes pursuant to the Market-Making Prospectus.

     This Prospectus Supplement No. 3 is comprised of a proxy statement on Schedule 14A filed with the SEC on October 19, 2006.

     You should read this Prospectus Supplement No. 3 in conjunction with the Market-Making Prospectus, as supplemented. This Prospectus Supplement No. 3 updates information in the Market-Making Prospectus, as supplemented, and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement No. 3 supersedes the information contained in the Market-Making Prospectus, as supplemented.

     Before you invest in the issuer’s senior notes, you should read the Market-Making Prospectus, as supplemented, and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its senior notes. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may obtain a copy of the Market-Making Prospectus by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is October 19, 2006.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to Section 240.14a-12
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

(Name of Registrant as Specified in Its Charter)
Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☑     No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐     Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

          (4)     Date Filed:

NOTICE OF 2006 ANNUAL GENERAL MEETING TO BE HELD ON NOVEMBER 29, 2006
PROXY STATEMENT
ELECTION OF DIRECTORS (Item A on Proxy Card)
APPROVAL OF ELIGIBLE SUBSIDIARY DIRECTORS (Item B on Proxy Card)
APPOINTMENT OF INDEPENDENT AUDITORS (Item C on Proxy Card)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL SHAREHOLDERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SHAREHOLDER COMMUNICATION
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL GENERAL MEETING
SOLICITATION OF PROXIES
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION
APPENDIX A
APPENDIX B

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
43 Victoria Street
Hamilton HM 12, Bermuda
NOTICE OF 2006 ANNUAL GENERAL MEETING
TO BE HELD ON NOVEMBER 29, 2006
October 19, 2006
To Our Shareholders:
      The 2006 Annual General Meeting of Allied World Assurance Company Holdings, Ltd (the “Company”) will be held at 11:00 a.m., local time, on Wednesday, November 29, 2006 at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton HM 08, Bermuda, for the following purposes:

•	To elect three Class III Directors to hold office until the Company’s Annual General Meeting in 2009 or until their successors are duly elected and qualified or their office is otherwise vacated;

•	To approve certain individuals as eligible subsidiary directors of certain of our non-U.S. subsidiaries;

•	To act on a proposal to appoint Deloitte & Touche as the Company’s independent auditors to serve until the Company’s Annual General Meeting in 2007; and

•	To transact such other further business, if any, as lawfully may be brought before the meeting.
      Only shareholders of record holding voting common shares, as shown by the transfer books of the Company, as of the close of business on October 16, 2006 are entitled to vote at the Annual General Meeting and at any adjournment or postponement thereof.
      Please sign, date and return the enclosed proxy in the return envelope furnished for that purpose, as promptly as possible, whether or not you plan to attend the meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement. For further information concerning the individuals nominated as directors, use of the proxy and other related matters, you are urged to read the Proxy Statement on the following pages.

By Order of the Board of Directors,

Wesley D. Dupont
Secretary

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
43 Victoria Street
Hamilton HM 12, Bermuda

PROXY STATEMENT

       The Board of Directors (the “Board”) of Allied World Assurance Company Holdings, Ltd (the “Company”) is soliciting the enclosed proxy to be voted at the 2006 Annual General Meeting of the Company’s shareholders (the “Annual General Meeting”) to be held at 11:00 a.m., local time, on Wednesday, November 29, 2006 at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton HM 08, Bermuda, and at any adjournment or postponement thereof. When the enclosed proxy card is properly executed and returned, the Company’s common shares, par value $0.03 per share (the “Common Shares”), it represents will be voted, subject to any direction to the contrary, at the Annual General Meeting FOR the matters specified in the Notice of Annual General Meeting attached hereto and described more fully herein. References in this Proxy Statement to “we,” “us” and “our” refer to Allied World Assurance Company Holdings, Ltd and our consolidated subsidiaries, unless the context requires otherwise.
      This Proxy Statement, the attached Notice of Annual General Meeting and the enclosed proxy card are first being mailed to shareholders on or about October 19, 2006. A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2005 accompanies this Proxy Statement.
      Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.
      Shareholders of record holding voting Common Shares (“Voting Shares”), as shown by the transfer books of the Company as of the close of business on October 16, 2006, will be entitled to vote at the Annual General Meeting and at any adjournment or postponement thereof. Holders of our non-voting Common Shares (“Non-Voting Shares”) will receive this Proxy Statement but are not entitled to vote at the Annual General Meeting and at any adjournment or postponement thereof. As of September 30, 2006, there were outstanding 26,585,079 Voting Shares and 33,697,961 Non-Voting Shares. Each Voting Share entitles the holder of record on such date to one vote on a poll; provided, however, if the number of “Controlled Shares” of any holder would constitute 10% or more of the total combined voting power of the issued Voting Shares (such holder, a “10% Shareholder”), such holder will have the voting rights attached to its Voting Shares reduced to less than 10% of the total voting rights attached to the outstanding voting shares, in the manner provided in the Company’s Amended and Restated Bye-Laws (the “Bye-Laws”). “Controlled Shares” of any person refers to all Voting Shares owned by such person, whether (i) directly; (ii) with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Section 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986 (the “Code”); or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.
      As of the date of this Proxy Statement, the Company is not aware of any shareholders that possess Controlled Shares requiring a reduction in their voting power to less than 10%; however, the applicability of the foregoing provisions may have the effect of increasing another shareholder’s voting power to 10% or more, thereby requiring a corresponding reduction in such other shareholder’s voting power. Our Bye-Laws exclude from the calculation of the 10%-voting power limitation described in the preceding paragraph any Voting Shares owned by a bank, broker, dealer or investment adviser that does not have or exercise the power to vote those shares and that has only a passive investment intent as reflected in its ability to file beneficial ownership reports on Schedule 13G under the Exchange Act with respect to the voting shares it holds. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, the Company requests that any holder of Voting Shares with reason to believe that it is a 10% Shareholder within the meaning of the Bye-

Laws please contact the Secretary of the Company promptly so that the Company may determine whether the voting power of such holder’s Voting Shares should be reduced. By submitting a proxy, a holder of Voting Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 10% Shareholder. The directors are empowered to require any shareholder to provide information as to that shareholder’s legal or beneficial share ownership, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or persons or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. The directors may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or untrue information. The directors retain certain discretion to make such final adjustments as to the aggregate number of votes attaching to the Voting Shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will be a 10% Shareholder at any time.
      Without giving effect to the limitation on voting rights described above, the quorum required at the Annual General Meeting is two or more persons present in person and representing in person or by proxy more than 50% of the total issued and outstanding Voting Shares.
      At the Annual General Meeting, shareholders will be asked to elect the three Class III Director nominees set forth herein under the caption “Election of Directors” to serve as directors of the Company until the Annual General Meeting in 2009 or until their successors are duly elected and qualified or their office is otherwise vacated. Your Board recommends, and if no instructions are provided in an executed proxy it will constitute, a vote FOR the election of each such nominee. The holders of Voting Shares are entitled to one vote per share. The three Class III Directors will be elected by a plurality vote, and an absolute majority of the votes cast is not a prerequisite to election.
      In accordance with our Bye-Laws, no person may be elected as a director of any of the Company’s non-U.S. subsidiaries (excluding Allied World Assurance Company, Ltd) unless such person has been approved by the Company’s shareholders. At the Annual General Meeting, shareholders will be asked to approve each proposed slate of director nominees set forth hereunder the caption “Approval of Eligible Subsidiary Directors” for certain of our non-U.S. subsidiaries. Your Board recommends, and if no instructions are provided in an executed proxy it will constitute, a vote FOR the approval of the proposed non-U.S. subsidiary directors (the “Eligible Subsidiary Directors”). The approval of the Eligible Subsidiary Directors requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.
      At the Annual General Meeting, shareholders also will be asked to appoint Deloitte & Touche as the Company’s independent auditors until the Company’s next Annual General Meeting. Your Board recommends, and if no instructions are provided in an executed proxy it will constitute, a vote FOR the appointment of Deloitte & Touche to serve in such capacity. The appointment of Deloitte & Touche requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.
      Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Annual General Meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of any proposal.
      A vote by poll will be taken on all matters properly brought before the Annual General Meeting. On a vote by poll, each shareholder present who elects to vote in person and each person holding a valid proxy is entitled to one vote for each Voting Share owned or represented.
      The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your Voting Shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our share transfer agent, Continental Stock Transfer & Trust Company, a proxy card for voting those shares will be included with this Proxy Statement. You may direct how your shares are to be voted by completing, signing and returning the proxy card in the enclosed envelope.
      If you own shares through a brokerage firm, you may instead receive from your bank or brokerage firm a voting instructions form with this Proxy Statement that you may use to instruct how your shares are to be voted. As with a proxy card, you may direct how your shares are to be voted by completing, signing and returning the voting instructions form in the envelope provided. Many banks and brokerage firms have arranged for Internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form.
      We have requested that brokerage and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of our Common Shares and will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.
      All amounts set forth in this Proxy Statement are in United States dollars.
ELECTION OF DIRECTORS
(Item A on Proxy Card)
      The Board is divided into approximately three equal classes, Class I, Class II and Class III. Three director nominees are being presented for election at the Annual General Meeting to serve as Class III Directors until the Annual General Meeting in 2009 or until their successors are duly elected and qualified or their office is otherwise vacated. All of the nominees are current members of the Board. Such nominees were recommended for appointment to the Board by the Nominating & Corporate Governance Committee of the Board.
      Your Board recommends a vote FOR each of the nominees listed on the enclosed proxy card. It is not expected that any of the nominees will become unavailable for election as a director but, if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as your Board shall recommend.
      The name, age, principal occupation and certain other information concerning each nominee is set forth below.
      Scott A. Carmilani (age 42) was elected our President and Chief Executive Officer in January 2004 and became a director in September 2003. Mr. Carmilani was, prior to joining our Company as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of American International Group, Inc. (“AIG”) and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the Middle Market Division of National Union Fire Insurance Company of Pittsburgh, Pa., which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. He has held a succession of underwriting and management positions with subsidiaries of AIG since 1987.
      James F. Duffy (age 62) was appointed to the Board in July 2006. Mr. Duffy retired in 2002 as Chairman and Chief Executive Officer of The St. Paul Reinsurance Group, where he originally served from 1993 until 2000 as President and Chief Operating Officer of global reinsurance operations. Prior to this, Mr. Duffy served as an executive vice president of The St. Paul Companies from 1984 to 1993, and as President and Chief Operating Officer of St. Paul Surplus Lines Insurance Company from 1980 until 1984. Mr. Duffy had 15 years prior experience in insurance underwriting with Employers Surplus Lines Insurance Company, First State Insurance Company and New England Re.
      Bart Friedman (age 61) was appointed to the Board in March 2006 and was elected Deputy Chairman of the Board effective in July 2006. Mr. Friedman has been a partner at Cahill Gordon & Reindel LLP, a New York law firm, since 1980. Mr. Friedman specializes in corporate governance, special committees and director representation. Mr. Friedman worked early in his career at the U.S. Securities and Exchange Commission (“SEC”). Mr. Friedman is currently a member of the board of directors of Sanford Bernstein Mutual Funds, where he is a member of the Audit Committee and the Nominating and Governance Committee.

      The following individuals are the Company’s continuing directors:

Name	Position	Term Expires

Michael I.D. Morrison	Class II Director	2007
Scott Hunter	Class II Director	2007
Mark R. Patterson	Class I Director	2008
Samuel J. Weinhoff	Class I Director	2008
      Michael I.D. Morrison (age 76) has been one of our directors since November 2001 and was elected Chairman of the Board effective in July 2006. Mr. Morrison was our Vice Chairman from January 2004 to October 2004. He currently serves as a consultant to the Company. Prior to this, Mr. Morrison served as our President and Chief Executive Officer — positions he was elected to in November 2001. He also served as a consultant to AIG from July 1997 to November 2001. Before this, he held various positions with AIG or its subsidiaries, including Vice Chairman of American Home Assurance Company, Senior Executive for brokers’ relations and General Manager for American International Underwriters Overseas Association’s China Division in July 1994, where he was based in Shanghai. He also served as Director of Domestic Branch Operations from 1983 to 1988, President of American Home Assurance Company from 1978 to 1983 and President of Commerce and Industry Insurance Company from 1976 to 1978. Mr. Morrison joined the property-underwriting department of American Home Assurance Company in 1964 and was appointed manager in 1969. He was a broker and an underwriter in the Lloyd’s market from 1953 to 1959, and a New York broker from 1959 to 1963.
      Scott Hunter (age 54) was appointed to the Board in March 2006. Mr. Hunter has served as an independent consultant to Bermuda’s financial services industry since 2002. From 1986 until 2002, Mr. Hunter was a partner at Arthur Andersen Bermuda, whose clients included numerous insurance and reinsurance companies.
      Mark R. Patterson (age 54) was appointed to the Board in March 2006. Since 2002, Mr. Patterson has served as Chairman of MatlinPatterson Asset Management, which manages over $3.8 billion in distressed investment funds. From 1994 until 2002, Mr. Patterson was a Managing Director of Credit Suisse First Boston Corporation, where he served as Vice Chairman from 2000 to 2002. Mr. Patterson had 20 years prior experience in commercial and investment banking at Bankers Trust, Salomon Brothers and Scully Brothers & Foss.
      Samuel J. Weinhoff (age 56) was appointed to the Board in July 2006. Mr. Weinhoff has served as a consultant to the insurance industry since 2000. Prior to this, Mr. Weinhoff was head of the Financial Institutions Group for Schroder & Co. from 1997 until 2000. He was also a Managing Director at Lehman Brothers, where he worked from 1985 to 1997. Mr. Weinhoff had ten years prior experience at Home Insurance Company and the Reliance Insurance Company in a variety of positions, including excess casualty reinsurance treaty underwriter, investment department analyst, and head of corporate planning and reporting. Mr. Weinhoff is currently a member of the board of directors of Infinity Property and Casualty Corporation, where he is a member of both the Executive Committee and the Audit Committee.
      The Board has determined that Messrs. Duffy, Friedman, Hunter, Patterson and Weinhoff are independent under the listing standards of the New York Stock Exchange (“NYSE”). The Company requires that a majority of its directors meet the criteria for independence under applicable law and the rules of the NYSE. The Board has adopted a policy to assist it and the Nominating & Corporate Governance Committee in their determination as to whether a nominee or director qualifies as independent. This policy contains categorical standards for determining independence and includes the independence standards required by the SEC and NYSE as well as standards published by institutional investor groups and other corporate governance experts. In making its determination of independence, the Board applied these standards for director independence and determined that no material relationship existed between the Company and these directors. A copy of the Board Policy on Director Independence is attached as Appendix A to this Proxy Statement.

Meetings and Committees of the Board
      During the year ended December 31, 2005, there were five meetings of the Board (including regularly scheduled and special meetings). Messrs. Morrison and Carmilani, the only current directors who served as directors in 2005, attended at least 75% of the aggregate of such meetings and of the meetings held by all committees of the Board of which they were a member.
      Our non-management directors meet separately from the other directors in an executive session at least quarterly. Under our Corporate Governance Guidelines, if the Chairman of the Board is a non-management director, the Chairman shall serve as the presiding director of these sessions. If the Chairman of the Board is a member of management, the presiding director position shall be rotated among the chairs at the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee. In 2006, Michael I.D. Morrison, our Chairman of the Board, has served as the presiding director of the executive sessions of our non-management directors.
      Our Board has established an Audit Committee, a Compensation Committee, an Executive Committee, an Investment Committee and a Nominating & Corporate Governance Committee, each of which reports to the Board. During 2005, the Audit Committee held four meetings, the Compensation Committee held four meetings, the Executive Committee held no meetings and the Investment Committee held four meetings. The Nominating & Corporate Governance Committee was established in 2006 in anticipation of our becoming a public company. In 2006, the Board also adopted an Audit Committee Charter, a Compensation Committee Charter, an Investment Committee Charter and a Nominating & Corporate Governance Committee Charter. Copies of these charters are available on our website at www.awac.com under “Corporate Governance — Charters.” Printed copies are also available by sending a written request to the Company’s Secretary. A copy of the Audit Committee Charter is attached as Appendix B to this Proxy Statement.
      Our Board has also approved Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for Chief Executive Officer and Senior Financial Officers. The foregoing information is available on our website at www.awac.com under “Corporate Governance-Code of Ethics and “Corporate Governance Guidelines.” Printed copies are also available by sending a written request to the Company’s Secretary.
      Audit Committee. Since July 2006, the Audit Committee has consisted of Messrs. Hunter (Chairman), Duffy and Weinhoff. Since such time, the Audit Committee has been comprised entirely of independent directors. Pursuant to its charter, the Audit Committee is responsible for overseeing our independent auditors, internal auditors, compliance with legal and regulatory standards and the integrity of our financial reporting. Mr. Hunter has been designated by the Board as an “audit committee financial expert,” as defined by applicable rules of the SEC, based on his extensive prior accounting and auditing experience.
      Compensation Committee. Since July 2006, the Compensation Committee has consisted of Messrs. Patterson (Chairman), Friedman and Hunter. Since such time, the Compensation Committee has been comprised entirely of independent directors. Pursuant to its charter, the Compensation Committee has the authority to establish compensation policies and recommend compensation programs to the Board, including administering all stock option plans and incentive compensation plans of the Company.
      Executive Committee. Since July 2006, the Executive Committee has consisted of Messrs. Morrison (Chairman), Carmilani, Duffy and Hunter. The Executive Committee has the authority to oversee the general business and affairs of the Company to the extent permitted by Bermuda law.
      Investment Committee. Since July 2006, the Investment Committee has consisted of Messrs. Patterson (Chairman), Hunter and Weinhoff. The Investment Committee is comprised entirely of independent directors. Pursuant to its charter, the Investment Committee is responsible for establishing investment guidelines and supervising our investment activity.
      Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee was formed in May 2006 and since July 2006 has consisted of Messrs. Friedman (Chairman), Duffy and Hunter. The Nominating & Corporate Governance Committee is comprised entirely of independent directors.

Pursuant to its charter, the Nominating & Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors and to recommend such individuals to the Board and to set compliance policies and corporate governance standards. The Company has engaged Heidrick & Struggles for the purpose of identifying a candidate for the Board.
      The Nominating & Corporate Governance Committee will consider nominees recommended by shareholders and will evaluate such nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating & Corporate Governance Committee for election at the Annual General Meeting in 2007 may do so by submitting in writing such nominee’s names, in compliance with the procedures described under “Shareholder Proposals for 2007 Annual General Meeting” in this Proxy Statement.
      The criteria adopted by the Board to use in evaluating the suitability of all nominees for director include the following:

•	high personal and professional ethics, values and integrity;

•	education, skill and experience with insurance, reinsurance or other businesses and organizations that the Board deems relevant and useful;

•	ability and willingness to serve on any committees of the Board; and

•	ability and willingness to commit adequate time to the proper functioning of the Board and its committees.
Director Compensation
      During the year ended December 31, 2005, the Company compensated directors (other than any director who was an employee of the Company) in the amount of $12,000 per year and an additional $1,000 per meeting of the Board or any committee thereof. Mr. Morrison, who presently serves as our Chairman of the Board, has a consulting agreement with the Company pursuant to which he receives $150,000 annually.
      Effective March 1, 2006, directors who are not our employees are paid the following aggregate fees for serving as directors of both the Company and Allied World Assurance Company, Ltd:

•	$45,000 annually for serving as a director, and

•	$1,500 per meeting attended by a director (meetings of the Company and Allied World Assurance Company, Ltd held on the same day are considered one meeting for purposes of calculating attendance fees).
      In addition, each newly-appointed director in 2006 received a one-time, initial equity award of restricted stock units of the Company worth $65,000. Effective as of the beginning of each year, commencing in January 2007, each non-employee director shall receive an annual equity award of restricted stock units of the Company worth $65,000. Each restricted stock unit represents the right to receive one newly-issued, fully paid and non-assessable Common Share of the Company at a future date and vests 25% a year from the date of grant. The restricted stock units were, and will be, awarded to our non-employee directors pursuant the Allied World Assurance Company Holdings, Ltd Amended and Restated 2004 Stock Incentive Plan and were, and will be, granted on the same terms and conditions as those granted to our employees generally.

Committee Fees
      Effective March 1, 2006, an attendance fee of $1,500 is paid to each committee member who is not an employee of the Company for attendance at committee meetings thereof. Committee meetings of the Company and Allied World Assurance Company, Ltd held on the same day are considered one meeting for the purposes of calculating attendance fees.
      The Chairman of a committee of the Board also serves as the Chairman of the same committee of the board of directors of Allied World Assurance Company, Ltd, and receives one retainer, paid annually, for such service. The Chairman of the Audit Committee of both the Company and Allied World Assurance Company, Ltd receives an annual retainer of $15,000. All other committee Chairmen of both the Company and Allied World Assurance Company, Ltd receive an annual retainer of $8,000.
APPROVAL OF ELIGIBLE SUBSIDIARY DIRECTORS
(Item B on Proxy Card)
      In accordance with our Bye-Laws, no person may be elected as a director of any of the Company’s non-U.S. subsidiaries (excluding Allied World Assurance Company, Ltd) unless such person has been approved by the Company’s shareholders. The individuals identified below have been nominated to serve as Eligible Subsidiary Directors for certain of our non-U.S. subsidiaries.
      Your Board recommends a vote FOR each slate of nominees listed as Eligible Subsidiary Directors on the enclosed proxy card. It is not expected that any of the nominees will become unavailable for approval as an Eligible Subsidiary Director but, if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as your Board shall recommend.
      Allied World Assurance Holdings (Ireland) Ltd

Scott A. Carmilani
Wesley D. Dupont
Michael I.D. Morrison
John T. Redmond
      Allied World Assurance Company (Europe) Limited

J. Michael Baldwin
Scott A. Carmilani
John Clifford
Hugh Governey
Michael I.D. Morrison
John T. Redmond
      Allied World Assurance Company (Reinsurance) Limited

J. Michael Baldwin
Scott A. Carmilani
John Clifford
Hugh Governey
Michael I.D. Morrison
John T. Redmond
      J. Michael Baldwin (age 65) served as Managing Director of Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited from November 2001 through July 2006. Mr. Baldwin worked for The Chubb Corporation (“Chubb”) for almost 30 years, starting in 1972. From 1997 to November 2001, Mr. Baldwin worked for Chubb’s European Commercial Insurance Division in London and was elected Senior Vice President of Chubb Insurance Company of Europe in 1998. From 1991 to 1997, Mr. Baldwin was the Zone Underwriting Officer for Latin America and was elected Vice President in 1996. From 1988 to 1991, Mr. Baldwin managed Chubb’s operations in Italy and from 1984 to 1988, he worked at Chubb U.S. as Home Foreign Manager and Underwriting Officer for Asia/ Pacific. Prior to that, Mr. Baldwin held various underwriting and managerial positions at Chubb in Latin America. From 1962 to 1972, Mr. Baldwin worked for Royal Insurance in both the United Kingdom and Venezuela.
      Scott A. Carmilani (age 42) was elected our President and Chief Executive Officer in January 2004 and became a director in September 2003. Mr. Carmilani was, prior to joining our Company as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of AIG and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the

Middle Market Division of National Union Fire Insurance Company of Pittsburgh, Pa., which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. He has held a succession of underwriting and management positions with subsidiaries of AIG since 1987.
      John Clifford (age 57) has been a non-executive director of Allied World Assurance Company (Reinsurance) Limited since July 2004. From 1967 to date, Mr. Clifford has held various positions at the Bank of Ireland, including Group Secretary since 2003 to present; General Manager, Group Chief Executive Officer’s Office, from 2000 to 2003; Executive Director GB (London Based), responsible for the Bank’s commercial banking activities in Britain, from 1990 to 1999; General Manager, Group Credit Control, from 1987 to 1989; Group Chief Internal Auditor from 1985 to 1987; and Assistant General Manager Banking from 1983 to 1985. Mr. Clifford is a non-executive director of Irish Clearing House Ltd and a number of subsidiary companies within the Bank of Ireland Group. He is a fellow of the Institute of Bankers and a member of the Institute of Directors.
      Wesley D. Dupont (age 37) is our Senior Vice President, General Counsel and Secretary. In November 2003, Mr. Dupont began working for American International Company Limited, a subsidiary of AIG, and began providing legal services to us pursuant to a former administrative services contract with American International Company Limited. Through that contract, Mr. Dupont served as our Senior Vice President, General Counsel and Secretary from April 2004 until November 30, 2005. As of December 1, 2005, Mr. Dupont became an employee of our Company. Prior to joining American International Company Limited, Mr. Dupont worked as an attorney at Paul, Hastings, Janofsky & Walker LLP, a large international law firm, where he specialized in general corporate and securities law. From April 2000 to July 2002, Mr. Dupont was a Managing Director and the General Counsel for Fano Securities, LLC, a specialized securities brokerage firm. Prior to that, Mr. Dupont worked as an attorney at Kelley Drye & Warren LLP, another large international law firm, where he also specialized in general corporate and securities law.
      Hugh Governey (age 64) has served as a non-executive director of Coyle Hamilton Willis Holdings, Ltd., a subsidiary of Willis Group Holdings Ltd., a NYSE-traded company, since August 2005. From 2004 to 2005, Mr. Governey was the Chief Executive Officer of Coyle Hamilton Willis Holdings Ltd. From 2000 to 2004, Mr. Governey was the Chief Executive Officer of Coyle Hamilton Holdings Ltd. Prior to that, from 1981 to 2000, he was the Managing Director of Coyle Hamilton Corporate Broking, and from 1970 to 1981, was a Director of Coyle Hamilton Phillips Ltd. From 1965 to 1970, he worked for V.P. Phillips & Co. Ltd. Insurance Brokers (then a part of C.E. Heath) and from 1960 to 1965, he worked for the Royal Exchange Assurance Dublin (now part of the AXA Group). From May 2005 to June 2006, Mr. Governey served as the President of the Bureau International des Producteurs d’Assurances at de Réassurances (“BIPAR”), the European Federation of Insurance Intermediaries, which represents the public affairs interests of insurance intermediaries with European institutions. He was Vice President of BIPAR and Chairman of its EU Executive Committee from 1997 to 1998 and was elected Honorary Vice President in 1999. Mr. Governey served as the President of the Dublin Chamber of Commerce from 1999 to 2000; as a member of the board of the Council of Insurance Agents & Brokers (U.S.) from 1998 to 2004; as Vice President of The Chartered Insurance Institute (U.K.) from 1997 to 1998; and as President of the Irish Brokers Association and the Insurance Institute of Dublin from 1994 to 1995 and 1989 to 1990, respectively.
      Michael I.D. Morrison (age 76) has been one of our directors since November 2001 and was elected Chairman of the Board effective in July 2006. Mr. Morrison was our Vice Chairman from January 2004 to October 2004. He currently serves as a consultant to the Company. Prior to this, Mr. Morrison served as our President and Chief Executive Officer — positions he was elected to in November 2001. He also served as a consultant to AIG from July 1997 to November 2001. Before this, he held various positions with AIG or its subsidiaries, including Vice Chairman of American Home Assurance Company, Senior Executive for brokers’ relations and General Manager for American International Underwriters Overseas Association’s China Division in July 1994, where he was based in Shanghai. He also served as Director of Domestic Branch Operations from 1983 to 1988, President of American Home Assurance Company from 1978 to 1983 and President of Commerce and Industry Insurance Company from 1976 to 1978. Mr. Morrison joined the property-underwriting department of American Home Assurance Company in 1964 and was appointed manager in 1969. He was a broker and an underwriter in the Lloyd’s market from 1953 to 1959, and a New York broker from 1959 to 1963.
      John T. Redmond (age 50) joined us in July 2002 and is the President of Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited. Prior to joining our Company, Mr. Redmond held various positions with Chubb, and served as a Senior Vice President of Chubb from 1993 until July 2002.
APPOINTMENT OF INDEPENDENT AUDITORS
(Item C on Proxy Card)
      The appointment of independent auditors is subject to approval annually by the Company’s shareholders. Deloitte & Touche has served as the Company’s independent auditors since April 9, 2002. The Audit Committee of your Board has recommended the appointment of Deloitte & Touche as our independent auditors for the fiscal year ending December 31, 2006.
      Representatives of Deloitte & Touche are expected to attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting. If approved, Deloitte & Touche will serve as the Company’s auditor until the Company’s Annual General Meeting in 2007 for such compensation as the Audit Committee of your Board shall determine.
Fees to Independent Registered Public Accountants for Fiscal 2005 and 2004
      The following table shows information about fees billed to us by Deloitte & Touche for services rendered for the fiscal years ended December 31, 2005 and 2004.

	2005	2004

Audit Fees	$1,749,493	$1,013,790
Audit-Related Fees(1)	$21,376	$140,392
Tax Fees(2)	$159,179	$167,498
All Other Fees(3)	$24,900	$5,695

(1)	Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the Audit Fees category.

(2)	Tax Fees are for work performed in the preparation of tax returns, tax planning and tax consulting.

(3)	All Other Fees are fees related to technical consultations.
      The Audit Committee pre-approved estimates in 2005 for all audit services and non-audit services provided to the Company by the independent auditors. In anticipation of the Company’s initial public offering, in 2006 the Audit Committee adopted a formal policy regarding the pre-approval of audit and non-audit services. The primary purpose of this policy is to ensure that the Company engages public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which the Company’s auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee. The Chairman of the Audit Committee must present to the Audit Committee any pre-approvals that are granted at the next scheduled meeting of the Audit Committee following such pre-approval.
          Your Board recommends a vote FOR the appointment of Deloitte & Touche as the Company’s independent auditor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The following summarizes certain relationships and the material terms of certain of our agreements. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the relevant agreements. A copy of certain of these agreements is filed as an exhibit to the Company’s Registration Statement on Form S-1 (Registration No. 333-132507), filed with the SEC on March 17, 2006, as amended.
Formation
General
      In connection with our formation and capitalization, we issued 13,938,327 Voting Shares and 36,061,649 Non-Voting Shares. The following shareholders purchased Common Shares as follows: AIG purchased a total of 1,266,995 Voting Shares and 10,426,338 Non-Voting Shares, Chubb purchased a total of 1,266,995 Voting Shares and 8,078,005 Non-Voting Shares, and GS Capital Partners 2000, L.P.; GS Capital Partners 2000 Offshore, L.P.; GS Capital Partners 2000 Employee Fund, L.P.; GS Capital Partners 2000 GmbH & Co. Beteiligungs KG; Stone Street Fund 2000, L.P. and Bridge Street Special Opportunities Fund 2000, L.P. purchased a total of 7,574,998 Non-Voting Shares. The remainder of our Common Shares were originally purchased by other shareholders and accounted for 81.84% of the outstanding Voting Shares which, together with the Non-Voting Shares owned by these investors, represented 42.96% of the outstanding Common Shares at such date. The shares were purchased from the Company in a private placement effected in reliance on the exemption from registration contained in Rule 506 of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”).
Warrants
      In addition to the Common Shares sold in connection with the formation, the shareholders listed above were granted warrants that entitle them to purchase a total of 5,500,000 Common Shares, or approximately 11% of all Common Shares outstanding at formation, at an exercise price of $34.20 per Common Share subject to the anti-dilution provisions of the warrants. These warrants expire on November 21, 2011.
      The warrants are exercisable, in whole or in part, (1) in connection with any sale of Common Shares by the exercising selling shareholder or (2) to avoid a reduction of the exercising selling shareholder’s equity ownership percentage in the event that we issue additional shares. The exercise price and number of shares issuable under each warrant are subject to adjustment with respect to certain dilution events. The following table shows the ownership of warrants as of September 30, 2006:

	Warrants to
	Acquire	Percentage
	Common	of Diluted
Holder	Shares	Shares

American International Group, Inc.	2,000,000	3.0%
The Chubb Corporation	2,000,000	3.0%
GS Capital Partners 2000, L.P.	848,113	1.3%
GS Capital Partners 2000 Offshore, L.P.	308,172	*
GS Capital Partners 2000 Employee Fund, L.P.	269,305	*
GS Capital Partners 2000 GmbH & Co. Beteiligungs KG	35,449	*
Stone Street Fund 2000, L.P.	25,974	*
Bridge Street Special Opportunities Fund 2000, L.P.	12,987	*

*	Less than 1%.

Certain Business Relationships
      We have assumed, and continue to assume, premiums from, and have paid and continue to pay production fees to, affiliates of some of our shareholders. We also have ceded and assumed and will continue to cede and assume reinsurance to and from affiliates of some of our principal shareholders. In addition, affiliates of two of our principal shareholders currently provide certain administrative or investment management services to us.
Transactions with Affiliates of American International Group, Inc.

Administrative Services
      Various subsidiaries of AIG provide certain administrative services to us. Previously these subsidiaries of AIG provided additional services to us pursuant to various administrative services agreements.
      Currently, American International Company Limited, a wholly-owned subsidiary of AIG, provides office space in Bermuda and computer network administration and security and other information technology services in Bermuda to the Company, Allied World Assurance Company, Ltd and Allied World Assurance Holdings (Ireland) Ltd pursuant to an administrative services agreement, dated as of January 1, 2006, among those parties.
      Prior to January 1, 2006, American International Company Limited was a party to an administrative services agreement originally dated November 21, 2001, as amended and restated, with the Company, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc., Newmarket Underwriters Insurance Company and Allied World Assurance Company (Europe) Limited. This agreement was terminated pursuant to a termination agreement dated as of December 31, 2005, and in connection therewith, Allied World Assurance Company, Ltd paid a one-time termination fee of $3 million and approximately $826,100 for certain office equipment that Allied World Assurance Company, Ltd uses in its business operations. Services and facilities formerly provided by American International Company Limited or its affiliates pursuant to the terminated administrative services agreement included: office space in Bermuda, financial reporting and financial management services, electronic data processing services, corporate secretarial services, tax, legal and accounting services and other services that were required by us in the ordinary course of business. Prior to the agreement’s termination, we paid American International Company Limited fees in connection with the administrative services agreement equal to 2.5% of the first $500 million in our annual gross premiums written, 1.5% of the next $500 million in annual gross premiums written and 1% of any additional annual gross premiums written. Wesley D. Dupont, our Senior Vice President, General Counsel and Secretary, and Joan H. Dillard, our Senior Vice President and Chief Financial Officer, provided legal and accounting services, respectively, to us pursuant to this administrative services agreement until November 30, 2005, after which they became our employees. We incurred expenses of $36.9 million, $34.0 million and $32.2 million for these services for the years ended December 31, 2005, 2004 and 2003, respectively. The expenses incurred by us under the following agreements, all of which were terminated or amended as of January 1, 2006, were deducted from the amounts payable by us under our administrative services agreement with American International Company Limited described above: (1) the administrative services agreement among Newmarket Underwriters Insurance Company, Allied World Assurance Company (U.S.) Inc. and Lexington Insurance Company, (2) the administrative services agreement between Allied World Assurance Company (Europe) Limited and AIG Insurance Management Services (Ireland) Limited and (3) the administrative services agreement between Allied World Assurance Company (Reinsurance) Limited and AIG Insurance Management Services (Ireland) Limited, each as more fully described below. Lexington Insurance Company and AIG Insurance Management Services (Ireland) Limited continue to provide certain limited services pursuant to the agreements described below.
      AIG Insurance Management Services (Ireland) Limited, a wholly-owned subsidiary of AIG, provides certain information technology services to Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited pursuant to a services agreement, dated as of January 1, 2006, among those parties. Under the agreement, Allied World Assurance Company (Europe) Limited and

Allied World Assurance Company (Reinsurance) Limited will pay AIG Insurance Management Services (Ireland) Limited a flat fee of £36,000 for these services. This service agreement currently terminates on December 31, 2006.
      Prior to January 1, 2006, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited were parties to separate administrative services agreements with AIG Insurance Management Services (Ireland) Limited that became effective October 1, 2002 and July 24, 2003, respectively. On September 22, 2005, AIG Insurance Management Services (Ireland) Limited delivered notices to Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited pursuant to their respective agreements terminating the agreements with effect from midnight on December 31, 2005. Prior to January 1, 2006, the services and facilities that were provided to Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited pursuant to the agreements included: paying or collecting all premiums payable or due, accounting services, information technology support and other administrative services that were required in the ordinary course of business. Under the services agreement with Allied World Assurance Company (Europe) Limited, AIG Insurance Management Services (Ireland) Limited was paid a fee consisting of the time and expense incurred by it in providing the services covered by the agreement plus an agreed profit margin, subject to a minimum annual fee of €500,000. Expenses of $2.0 million, $0.8 million and $0.7 million were incurred for these services during the years ended December 31, 2005, 2004 and 2003, respectively, and were deducted from the amounts payable by us under our services agreement with American International Company Limited described above. In connection with the services agreement with Allied World Assurance Company (Reinsurance) Limited, AIG Insurance Management Services (Ireland) Limited was paid hourly fees subject to a minimum annual fee of €50,000. Expenses of $0.5 million, $1.3 million and $0.2 million were incurred for these services during the years ended December 31, 2005, 2004 and 2003, respectively, and were deducted from the amounts payable by us under our agreement with American International Company Limited described above.
      Currently, Lexington Insurance Company, a wholly-owned subsidiary of AIG, provides office space in Boston, Massachusetts, certain financial reporting support, investment monitoring services, tax and accounting services, claims handling and electronic data processing services to Newmarket Underwriters Insurance Company and Allied World Assurance Company (U.S.) Inc. pursuant to an amended and restated administrative services agreement, dated as of January 1, 2006, among those parties. Lexington Insurance Company will be paid a fee in connection with the administrative services agreement equal to the actual and direct costs involved in providing the services detailed in the agreement, plus 10%. This service agreement terminates on December 31, 2006.
      Prior to January 1, 2006, our U.S. subsidiaries, Newmarket Underwriters Insurance Company and Allied World Assurance Company (U.S.) Inc., received certain services from Lexington Insurance Company pursuant to an administrative services agreement that became effective July 15, 2002. As of January 1, 2006, Lexington Insurance Company ceased providing many of these services to Newmarket Underwriters Insurance Company and Allied World Assurance Company (U.S.) Inc. The services and facilities that were provided to our U.S. subsidiaries by Lexington Insurance Company pursuant to that agreement included: office space in Boston, Massachusetts, management and actuarial functions, financial reporting and financial management services, claims handling, electronic data processing services, corporate secretarial services, tax, legal and accounting services and other services that were required in the ordinary course of business. Lexington Insurance Company was paid fees in connection with the administrative services agreement equal to the actual and direct costs involved in providing the services detailed in the agreements, plus 10%. Expenses of $3.0 million, $3.6 million and $3.2 million were incurred for these services during the years ended December 31, 2005, 2004 and 2003, respectively, and were deducted from the amounts payable by us under our agreement with American International Company Limited described above. However, $0.4 million incurred in 2004 was not deducted and was paid directly to Lexington Insurance Company for additional services not provided for in our agreement with American International Company Limited.
      On May 9, 2006, Allied World Assurance Company, Ltd and AIG Technologies, Inc. (“AIGT”), a wholly-owned subsidiary of AIG, entered into a Master Services Agreement, pursuant to which AIGT provides to Allied World Assurance Company, Ltd and its affiliates certain information technology services, including electronic mail storage and management, remote access services and network data circuit and device management. Under the terms of the agreement, Allied World Assurance Company, Ltd will pay to AIGT on a monthly basis, varying fees for each service provided as set forth in Schedule B to the agreement, as amended. This agreement expires one year from its effective date.

Software License
      On November 14, 2003, Allied World Assurance Company, Ltd entered into a software license agreement with Transatlantic Holdings, Inc., a publicly traded company in which AIG holds a controlling interest, for certain reinsurance accounting software proprietary to Transatlantic Holdings, Inc. The initial term of the agreement expires on October 16, 2006 and will automatically renew for successive one-year terms unless either party delivers prior written notice to terminate at least 90 days prior to the end of any current term. Transatlantic Holdings, Inc. is to be paid $3.3 million over the course of the initial term. On March 1, 2005, an additional $725,000 of service fees were authorized to be paid to Transatlantic Holdings, Inc. to upgrade and modify this software to meet the needs of Allied World Assurance Company, Ltd.

Reinsurance
      Effective January 1, 2002, each of Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company became parties to separate reinsurance agreements with The Hartford Steam Boiler Inspection and Insurance Company (“Hartford”), a wholly-owned subsidiary of AIG, that cover both Allied World Assurance Company (U.S.) Inc.’s and Newmarket Underwriters Insurance Company’s equipment breakdown liability accruing under policies issued pursuant to the surplus lines program administrator agreements and a reinsurance agreement with subsidiaries of AIG as more fully described below. The parties agreed to terminate the reinsurance agreements effective January 1, 2005. Hartford’s liability under each agreement was not to exceed $30 million for any one accident. Under each of the relevant agreements, Hartford allowed our respective U.S. subsidiary a ceding commission of 30% of each policy’s gross equipment breakdown premiums ceded under each of the agreements. Newmarket Underwriters Insurance Company ceded $0.02 million, $0.6 million and $0.6 million in total gross premiums and was paid commissions of $0.007 million, $0.2 million and $0.2 million under its agreement in 2005, 2004 and 2003, respectively. Allied World Assurance Company (U.S.) Inc. ceded $0.2 million, $1.2 million and $1.2 million in total gross premiums and was paid commissions of $0.05 million, $0.4 million and $0.4 million under its agreement in 2005, 2004 and 2003, respectively.
      Effective December 31, 2001, Lexington Insurance Company, a wholly-owned subsidiary of AIG, American Home Assurance Company, Canada branch, a wholly-owned subsidiary of AIG, and Commerce & Industry Insurance Company of Canada, a wholly-owned subsidiary of AIG, collectively, became party to a Pro Rata Semi-Automatic Facultative Agreement, as amended, with Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company. On December 21, 2004 Lexington Insurance Company delivered notice to Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company terminating the Pro Rata Semi-Automatic Facultative Agreement effective immediately and ceasing to cede any further business. Under the terms of the agreement, Lexington Insurance Company, American Home Assurance Company, Canada branch, and Commerce & Industry Insurance Company of Canada ceded to Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company a portion of all policies, binders and contracts of insurance or reinsurance issued by or on their behalf, subject to certain guidelines and exclusions. Our subsidiaries received for each cession under this agreement their share of the original gross premiums written less any broker’s commission plus 7.5% of their share of the gross premiums written. In addition, beginning in January 2004, with the first payment to be made in 2007, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company agreed to pay Lexington Insurance Company, American Home Assurance Company, Canada branch, and Commerce & Industry Insurance Company of Canada, a contingent commission equal to 25% of the net profit, if any, accruing to our subsidiaries in connection with the risks assumed under these arrangements for each policy year subsequent to 2003. As a group, Lexington Insurance Company, American Home Assurance

Company, Canada branch, and Commerce & Industry Insurance Company of Canada ceded $7.6 million, $96.5 million and $113.1 million in total gross premiums and were paid fees and commissions of $1.1 million, $14.8 million and $17.5 million under this agreement in 2005, 2004 and 2003, respectively.
      Pursuant to the Pro Rata Semi-Automatic Facultative Agreement described above, Commerce & Industry Insurance Company of Canada entered into a reinsurance custody agreement, dated September 30, 2002, with Allied World Assurance Company (U.S.) Inc. and Royal Trust Corporation of Canada. Effective as of January 4, 2006, Royal Trust Corporation of Canada assigned its rights and obligations under this reinsurance custody agreement to RBC Dexia Investor Services Trust (“RBC Dexia”). Under this reinsurance custody agreement, Allied World Assurance Company (U.S.) Inc. deposited certain assets with Royal Trust Corporation of Canada (now on deposit with RBC Dexia) to be held as security for certain obligations of Allied World Assurance Company (U.S.) Inc. under the reinsurance arrangement described above. In addition, Allied World Assurance Company (U.S.) Inc. entered into a reinsurance custody agreement, dated September 30, 2002, with American Home Assurance Company, a wholly-owned subsidiary of AIG, Royal Trust Corporation of Canada and The Superintendent of Financial Institutions Canada. Effective as of January 4, 2006, Royal Trust Corporation of Canada assigned its rights and obligations under this reinsurance custody agreement to RBC Dexia. Under this agreement, Allied World Assurance Company (U.S.) Inc. deposited certain assets with Royal Trust Corporation of Canada (now on deposit with RBC Dexia) to be held as security for certain of its obligations under the reinsurance arrangement described above.
      Pursuant to certain facultative reinsurance arrangements with American Home Assurance Company, Allied World Assurance Company, Ltd entered into a reinsurance custody agreement, dated December 16, 2002, with American Home Assurance Company, Royal Trust Corporation of Canada and The Superintendent of Financial Institutions Canada. Effective as of January 4, 2006, Royal Trust Corporation of Canada assigned its rights and obligations under this reinsurance custody agreement to RBC Dexia. Under this agreement, Allied World Assurance Company, Ltd deposited certain assets with Royal Trust Corporation of Canada (now on deposit with RBC Dexia) to be held as security for the obligations of Allied World Assurance Company, Ltd to American Home Assurance Company under facultative reinsurance arrangements. American Home Assurance Company ceded $5.9 million, $8.3 million and $7.8 million in total premiums net of fees and commissions under these arrangements in 2005, 2004 and 2003, respectively.
      Effective as of March 1, 2004, Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited, collectively, entered into a reinsurance contract with several parties that covers a portion of their liabilities accruing under policies written and classified as excess general casualty insurance. This contract has two sections. Effective as of March 1, 2005, there was an addendum to section A, which now section A cedes 12% of all subject policies up to and including a total policy of $25 million, €25 million or £15 million. Within the 12% ceded to reinsurers, we may cede 25% to National Union Fire Insurance Company of Pittsburgh, Pa., a wholly-owned subsidiary of AIG. Section B is a variable quota share for all subject policies with limits greater than $25 million, €25 million or £15 million up to and including $50 million, €50 million or £30 million. Under this contract, we could cede 10% of the maximum limit of liability ceded to the treaty, which is $25 million, €25 million or £15 million to National Union Fire Insurance Company of Pittsburgh, Pa. and the other reinsurers that are parties to the contract. On November 17, 2005, National Union Fire Insurance Company of Pittsburgh, Pa. sent notice of cancellation of the reinsurance contract to Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited with effect from February 28, 2006. Following this cancellation, National Union Fire Insurance Company of Pittsburgh, Pa. will remain liable for losses under policies in force as of the date of cancellation until their expiration or renewal date, whichever comes first. Additionally, National Union Fire Insurance Company of Pittsburgh, Pa. continues to be liable in the event that (i) any extended reporting period options are exercised under any applicable policy and/or (ii) Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited are bound by statute or regulation to continue coverage with respect to policies in force after the effective date of this contract and prior to the effective date of notice of cancellation. Under the contract, National Union Fire Insurance Company of Pittsburgh, Pa. agreed to pay us a ceding commission of 25% under section A and

22.5% under section B applied to the premium ceded to the contract. Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited have ceded approximately $8.4 million of premiums to National Union Fire Insurance Company of Pittsburgh, PA, under this contract during the March 2005 to March 2006 term.
      On May 1, 2006, Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company entered into a contract with several reinsurers that covers a portion of their liability accruing as a result of losses occurring on in force, new and renewal business classified as property business in excess of coverage provided by other reinsurance contracts. This contract provides coverage with respect to property catastrophe risks in the United States. It affords indemnification to them for all covered perils in excess of $35 million, up to $155 million per loss; provided, however, Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company will also retain (i) 66.25% of all losses on the first $40 million in liabilities in excess of our $35 million retention and (ii) 2.95% of the next $50 million of losses in excess of the first $75 million of liabilities. The contract also affords additional indemnification to them for earthquake and ensuing perils, in excess of $190 million, up to $85 million per loss. Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company may cede up to $5.27 million of the maximum limit of liability ceded to the treaty to Transatlantic Reinsurance Company, Inc., a subsidiary of AIG. Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company may terminate any reinsurers’ participation in the contract at any time, upon 30 days prior written notice to the reinsurer, under specified circumstances, including the assignment to the reinsurer by A.M. Best Company of a rating of less than “A-”. We anticipate that our subsidiaries will cede approximately $41.8 million in premiums under this contract during the May 2006 to May 2007 term.
      On May 22, 2006, Allied World Assurance Company, Ltd entered into a guarantee in favor of AIG. Pursuant to the guarantee, Allied World Assurance Company, Ltd absolutely, unconditionally and irrevocably guaranteed the payment of all amounts legally due and owed by either Allied World Assurance Company (Europe) Limited or Allied World Assurance Company (Reinsurance) Limited to certain reinsurance subsidiaries of AIG under any new or renewal contract of reinsurance entered into between such AIG subsidiaries and Allied World Assurance Company (Europe) Limited and/or Allied World Assurance Company (Reinsurance) Limited on or after January 1, 2006.
      In addition, as part of our ordinary business, we assumed reinsurance premiums from subsidiaries of AIG. Total premiums assumed from AIG subsidiaries were $96.0 million, $104.7 million and $78.5 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Production
      Our subsidiaries, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company, were each a party to several surplus lines program administrator agreements with various wholly-owned subsidiaries of AIG, each agreement dated December 28, 2001. On December 21, 2004, these various subsidiaries of AIG delivered notice to Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company terminating the surplus lines agreements and advising that no new business would be placed with Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company effective January 1, 2005. Under these agreements, these AIG subsidiaries, on behalf of our U.S. subsidiaries, processed applications, collected and remitted premiums, issued quotes, policies and other insurance documentation, kept records, secured and maintained insurance licenses and provided and trained employees to perform these services. The terms and conditions of policies issued were controlled by our U.S. subsidiaries through underwriting guidelines approved by our U.S. subsidiaries. Our U.S. subsidiaries paid for these services 7.5% of gross premiums written plus any broker commissions paid on their behalf. In addition, beginning in January 2004, with the first payment to be made in 2007, our subsidiaries agreed to pay a contingent commission equal to 25% of the net profit, if any, accruing to our U.S. subsidiaries in connection with the risks assumed under these agreements during each policy year subsequent to 2003. Total fees and commissions incurred under these agreements for the years ended December 31, 2005, 2004 and 2003 were $2.3 million, $26.5 million and $30.5 million, respectively. The amount of premiums placed through these entities for the years ended December 31, 2005, 2004 and 2003 totaled $14.6 million, $177.4 million and $207.7 million, respectively.
      Effective December 1, 2001, as amended, Allied World Assurance Company, Ltd entered into an exclusive underwriting agency agreement with IPCRe Underwriting Services Limited (“IPCUSL”), to solicit, underwrite, bind and administer property catastrophe treaty reinsurance. IPCUSL receives an agency commission of 6.5% of gross premiums written on our behalf. On December 5, 2005, Allied World Assurance Company, Ltd delivered notice to IPCUSL terminating the underwriting agency agreement. Pursuant to the agreement, the termination will not become effective until November 30, 2007. Until the termination becomes effective, the agreement prohibits us from entering into a managing general agency agreement with any other property catastrophe treaty reinsurance writer. Gross premiums written on Allied World Assurance Company, Ltd’s behalf were $83.0 million, $68.0 million and $61.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Office Space
      On March 12, 2004, we entered into a development agreement with American International Company Limited whereby we agreed to lease from American International Company Limited approximately 78,057 square feet of office space in a new building being constructed in Pembroke, Bermuda. The initial term of the lease will be for 15 years and will include an option to renew for an additional 10-year period. Subject to exceptions for force majeure, we are entitled to terminate this agreement without penalty in the event that we are unable to commence the internal outfitting of the rented space by March 1, 2007. Upon completion of the construction of the building, Allied World Assurance Company, Ltd and American International Company Limited have agreed to enter into a lease for the newly developed office space. This development agreement will automatically terminate upon the execution of the lease. We currently are negotiating certain terms of the lease with American International Company Limited, and we anticipate that rental payments under the lease will commence in late 2006.

Hedge Fund
      Since April 1, 2004, Allied World Assurance Company, Ltd has invested a total of $52 million in shares of AIG Select Hedge Ltd. (the “Select Fund”). The Select Fund is a fund of hedge funds and is a Cayman Islands exempted company incorporated under the Companies Law of the Cayman Islands. The Select Fund’s investment objective is to seek attractive long-term, risk-adjusted absolute returns in a variety of capital market conditions. The investment manager of the Select Fund is AIG Global Investment Corp., a wholly-owned subsidiary of AIG. Allied World Assurance Company, Ltd may request a redemption of all or some of its shares by giving notice three business days prior to the last business day of any calendar month for it to be effective the last business day of the next following month. The Select Fund will pay the investment manager both a management fee and an incentive fee. The management fee is an annual asset-based fee of 1.5%, payable quarterly, and a 5% incentive fee is paid to the investment manager at the end of each year on the net capital appreciation of our shares, so long as a 5% non-cumulative annual return is obtained. The aggregate fees for the years ended December 31, 2005 and 2004 were $0.6 million and $0.4 million, respectively.

Deferred Compensation Plan
      Scott A. Carmilani, President and Chief Executive Officer of the Company, and Richard E. Jodoin, President of Allied Word Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company, participated in the Starr International Company, Inc. Deferred Compensation Profit Participation Plan in connection with services previously rendered to AIG prior to joining us.

Transactions with Affiliates of the Goldman Sachs Funds

Investment Management Services
      Certain affiliates of The Goldman Sachs Group, Inc. (the “Goldman Sachs Funds”) provide us with investment management services pursuant to several investment management agreements. Pursuant to these agreements, affiliates of the Goldman Sachs Funds manage our investment portfolio (except for that portion invested in the AIG Select Hedge Fund Ltd., which is managed by a subsidiary of AIG, and for short-term investments held by several banks) subject to our investment guidelines. The investment management agreements are generally in force for an initial three-year term with subsequent one-year period renewals, during which they may be terminated by either party subject to specified notice requirements. Each investment management agreement prohibits the investment manager from executing trades with or through itself or any of its affiliates acting as agent or principal. However, each investment management agreement does allow the investment manager to invest a portion of the portfolio in funds for which the investment manager or any of its affiliates serves as investment adviser, provided that these investments are made in money market sweep or similar funds for the management of short-term cash balances in the account. We must pay all fees associated with these investments; however, these fees will be offset against the fee to be paid by us pursuant to the investment management agreements. With respect to Allied World Assurance Company, Ltd, the investment manager may also invest up to $150 million in the Goldman Sachs Global High Yield Portfolio of the Goldman Sachs Funds SICAV and the restrictions and limits of our investment guidelines shall not apply to this investment. Mutual fund fees that will be deducted on both a monthly and quarterly basis will vary by fund and will include investment management fees, sales and distribution fees and operational expense fees. The aggregate fees for the fiscal years ended December 31, 2005, 2004 and 2003 were $0.6 million, $0.6 million and $0.6 million, respectively. The investment manager is also authorized to effect cross transactions between our account and other accounts managed by the investment manager and its affiliates.
      We pay affiliates of the Goldman Sachs Funds an annual fee of 0.12% on the first $1 billion of our aggregate funds under management, an annual fee of 0.10% on the next $1 billion of our aggregate funds under management and an annual fee of 0.08% on all of our aggregate funds managed greater than $2 billion. A pro rata portion of these annual fees is payable quarterly. The total advisory fee for investment management services provided by affiliates of the Goldman Sachs Funds with respect to the investment management agreements totaled $4.0 million, $3.4 million and $2.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. Our Board periodically reviews the performance of the investment managers under these investment management agreements.

Hedge Funds
      Since December 1, 2004, Allied World Assurance Company, Ltd has invested a total of $42 million in shares of the Goldman Sachs Global Alpha Hedge Fund PLC (the “Alpha Fund”). The Alpha Fund is an Irish open-ended investment company registered under the Companies Act, 1990 of Ireland. The Alpha Fund’s investment objective is to seek attractive long-term, risk-adjusted returns across a variety of market environments with volatility and correlations that are lower than those of the broad equity markets. The investment manager of the Alpha Fund is Goldman Sachs Asset Management, L.P., an affiliate of the Goldman Sachs Funds. Allied World Assurance Company, Ltd may request a redemption of all or some of its shares by giving 45 days prior written notice; provided, however, that no partial redemption may be in an amount of less than $250,000 and no partial redemptions will be permitted if thereafter the aggregate net asset value of the shareholder’s remaining shares would be less than $1.0 million. The Alpha Fund will pay the investment manager both a management fee and an incentive fee. The management fee is an annual asset-based fee of 1.5%, payable quarterly, and a 20% incentive fee is paid to the investment manager on the net capital appreciation of our shares. The aggregate fees for the years ended December 31, 2005 and 2004 were $4.8 million and $0.1 million, respectively.
      Effective February 1, 2005, Allied World Assurance Company, Ltd invested $62 million in shares of the Goldman Sachs Multi-Strategy Portfolio VI, Ltd. (the “Portfolio VI Fund”). Allied World Assurance Company, Ltd is the sole investor in the Portfolio VI Fund. The Portfolio VI Fund is a fund of hedge funds and is an exempted limited company incorporated under the laws of the Cayman Islands. The Portfolio VI Fund’s investment objective is to seek attractive long-term, risk-adjusted absolute returns in U.S. dollars with volatility lower than, and minimal correlation to, the broad equity markets. The investment manager of the Portfolio VI Fund is Goldman Sachs Hedge Fund Strategies LLC, an affiliate of the Goldman Sachs Funds. Allied World Assurance Company, Ltd may request a redemption of all or some of its shares at any time or from time to time by giving notice; provided, however, that the aggregate net asset value of the remaining shares held by the redeeming shareholders is not less then $30 million. The Portfolio VI Fund will pay the investment manager both a management fee and an incentive fee. The management fee is an annual asset-based fee of 1.0%, payable quarterly, and a 5% incentive fee is paid to the investment manager at the end of each year on the net capital appreciation of our shares. The aggregate fees for the year ended December 31, 2005 were $0.7 million.
      Since December 1, 2004, Allied World Assurance Company, Ltd has invested a total of $44 million in shares of the Goldman Sachs Liquid Trading Opportunities Fund Offshore, Ltd. (the “Opportunity Fund”). The Opportunity Fund is an exempted limited company incorporated under the laws of the Cayman Islands. The Opportunity Fund’s investment objective is to seek attractive total returns through both capital appreciation and current return from a portfolio of investments mainly in currencies, publicly traded securities and derivative instruments, primarily in the fixed income and currency markets. The investment manager of the Opportunity Fund is Goldman Sachs Asset Management, an affiliate of the Goldman Sachs Funds. Allied World Assurance Company, Ltd may request a redemption of all or some of its shares by giving 15 days prior written notice as of the close of business on the last business day of each calendar month occurring on or immediately after the six month anniversary of the purchase of such shares by Allied World Assurance Company, Ltd. The Opportunity Fund will pay the investment manager both a management fee and an incentive fee. The management fee is an annual asset-based fee of 1.0%, payable quarterly, and a 20% incentive fee is paid to the investment manager on the net capital appreciation of our shares. The aggregate fees for the years ended December 31, 2005 and 2004 were $0.8 million and $0.1 million, respectively.

Investment Banking Services
      Pursuant to the Placement Agency Agreement, dated October 25, 2001, among the Company, AIG, Chubb and GS Capital Partners 2000, L.P., in the event we determine to undertake any transaction in connection with which we will utilize investment banking or financial advisory services, we have agreed to offer Goldman, Sachs & Co. (“Goldman Sachs”) directly or to one of its affiliates the right to act in such transaction as sole lead manager or agent in the case of any offering or placement of securities, lead arranger, underwriter and syndication agent in the case of any syndicated bank loan, or as sole advisors or dealer managers, as applicable in the case of any other transaction. If Goldman Sachs or any of its affiliates agrees to act in any such capacity, we will enter into an appropriate agreement with Goldman Sachs or its affiliate, as applicable, which will contain customary terms and conditions. These investment banking rights of Goldman Sachs shall terminate upon the earlier of (a) the sale, transfer or other disposition of our capital stock to one party, other than AIG, Chubb or GS Capital Partners 2000, L.P. or their respective affiliates, if as a result of such sale, transfer or other disposition such party holds more than 50% of our outstanding voting capital stock; (b) GS Capital Partners 2000, L.P., together with related investment funds, ceasing to retain in the aggregate ownership of at least 25% of its original shareholding in Allied World Assurance Company Holdings, Ltd (including any shares that may be issued upon the exercise of warrants); or (c) the second anniversary of our initial public offering. This arrangement may be terminated by us with cause, or without cause upon a change of control of Goldman Sachs. In July 2006, Goldman Sachs was a lead managing underwriter for our initial public offering and our offering of approximately $500 million aggregate principal amount of 7.50% senior notes.
Transactions with Affiliates of The Chubb Corporation
      Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company are each party to a surplus lines agreement, effective June 11, 2002, with Chubb Custom Market, Inc., an affiliate of Chubb. Under these two agreements, Chubb Custom Market, Inc. underwrites surplus lines insurance on behalf of Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company, subject to underwriting guidelines provided by our U.S. subsidiaries. Under these agreements, Chubb Custom Market,

Inc., on behalf of our U.S. subsidiaries, also processes applications, collects and remits premiums, issues quotes, policies and other insurance documentation, keeps records, secures and maintains insurance licenses and provides and trains employees to perform these services. Total fees and commissions incurred under these agreements for the years ended December 31, 2005, 2004 and 2003 were $3.5 million, $4.1 million and $3.1 million, respectively. The amount of premiums placed through these surplus lines agreements for the years ended December 31, 2005, 2004 and 2003 totaled $19.9 million, $20.6 million and $16.5 million, respectively.
      On December 1, 2002, Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited, collectively, entered into a reinsurance contract with several parties including Chubb Re, Inc., on behalf of Federal Insurance Company, a subsidiary of Chubb, that covers a portion of the liabilities of Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited accruing under policies written and classified as excess general casualty insurance. This contract is a variable quota share for all subject policies with limits greater than $25 million, €25 million or £15 million up to and including $50 million, €50 million or £30 million. Under this contract, we could cede to Federal Insurance Company no more than 10% of the maximum limit of liability ceded under the treaty ($25 million, €25 million or £15 million). Effective December 1, 2003, there was an addendum to the reinsurance contract that specified that the contract may be canceled by either party as of March 1 of any year, subject to 90 days prior written notice. Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited collectively gave notice canceling the reinsurance contract as of March 1, 2006. Following this cancellation, Federal Insurance Company continues to be liable for losses under policies in force as of the date of cancellation until their expiration or renewal dates, whichever comes first. Additionally, Federal Insurance Company will remain liable in the event that (i) any extended reporting period options are exercised under any applicable policies and/or (ii) Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited are bound by statute or regulation to continue coverage with respect to policies in force after the effective date of this contract and prior to the effective date of notice of cancellation. Under this contract, Federal Insurance Company agreed to pay us a ceding commission of 22.5% applied to the premium ceded to the contract. Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited have ceded approximately $5.4 million of premiums under this contract during the March 2005 to March 2006 term.
      Effective as of March 1, 2006, Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company, collectively, entered into a reinsurance contract with several parties including Harbor Point Services, Inc., on behalf of Federal Insurance Company, that covers a portion of the liabilities of Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited accruing under policies written and classified as excess general casualty insurance. Chubb has a minority interest in the parent company of Harbor Point Services, Inc. This contract has three sections. Federal Insurance Company subscribed to the section that is a variable quota share for all subject policies with limits greater than $25 million, €25 million or £15 million and up to and including $50 million, €50 million or £30 million. This section of the contract is not applicable to policies written by Allied World Assurance Company (U.S.) Inc. or Newmarket Underwriters Insurance Company. Under this contract, we could cede to Federal Insurance Company no more than 10% of the maximum limit of liability ceded under this section of this contract. This contract will remain in effect until cancelled by any of the parties as of March 1 of any year, subject to 90 days prior written notice. In addition, the parties may terminate the agreement upon 45 days’ prior notice under specified circumstances, including insolvency or the impairment of paid-up capital of the relevant counterparty. Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company may also terminate the agreement with Federal Insurance Company under other specified circumstances, including (1) the assignment to Federal Insurance Company by A.M. Best Company of a financial strength rating of less than “A-” or (2) if Federal

Insurance Company ceases writing reinsurance. Under this contract, Federal Insurance Company agreed to pay to us a ceding commission of 22.5% applied to the premium ceded to this contract.
      In addition, as part of our ordinary business, we assumed reinsurance premiums from subsidiaries of Chubb. Total premiums assumed from Chubb subsidiaries were $6.1 million, $3.9 million and $10.8 million for the years ended December 31, 2005, 2004 and 2003, respectively.
Registration Rights
      We executed a Registration Rights Agreement upon the closing of our initial public offering which provided AIG, Chubb, the Goldman Sachs Funds or Securitas Allied Holdings, Ltd. (“Securitas Capital Fund” and collectively, the “Specified Shareholders”) with registration rights for Common Shares held by them (or obtainable pursuant to warrants held by them) or any of their affiliates. Under this agreement, each of the Specified Shareholders has the right to require us to register Common Shares under the Securities Act for sale in the public market, in an underwritten offering, block trades from time to time, or otherwise. The total amount of Common Shares requested to be registered under any demand of that kind must, as of the date of the demand, equal or exceed 10% of all Common Shares outstanding or Common Shares having a value of $100 million (based on the average closing price during any 15 consecutive trading days ending within 30 days prior to but not including such date of demand). We may include other Common Shares in any demand registration of that kind on a second-priority basis subject to a customary underwriter’s reduction. If we propose to file a registration statement covering Common Shares at any time, each Specified Shareholder will have the right to include Common Shares held by it (or obtainable pursuant to warrants held by it) in the registration on a second-priority basis with us, ratably according to the relevant respective holdings and subject to a customary underwriter’s reduction. We have agreed to indemnify each Specified Shareholder with respect to specified liabilities, including civil liabilities under the Securities Act, and to pay specified expenses relating to any of these registrations. In addition, the Goldman Sachs Funds, as the financial founder, have the right under the registration rights agreement to appoint Goldman Sachs as the lead managing underwriter if the Goldman Sachs Funds are selling more than 20% of the Common Shares sold in a registered public offering.
General
      In October 2004, we entered into a consulting agreement with Mr. Morrison, who presently serves as our Chairman of the Board, pursuant to which he receives $150,000 annually.

PRINCIPAL SHAREHOLDERS
      The table below sets forth information as of September 30, 2006 regarding the beneficial ownership of our Common Shares by:

•	each person known by us to beneficially own more than 5% of our outstanding Common Shares,

•	each of our directors,

•	each of our four most highly compensated officers (other than the President and Chief Executive Officer) who were serving as executive officers at the end of our 2005 fiscal year (our “named executive officers”), and

•	all of our directors and executive officers as a group.

	Beneficial Ownership of Common Shares(1)

			Non-		Percent of
Name and Address of Beneficial Owner	Voting		Voting		Common Shares

American International Group, Inc.	3,266,995	(2)	10,426,338		22.0%
70 Pine Street
New York, New York 10270
The Chubb Corporation	3,266,995	(3)	8,078,005		18.2%
15 Mountain View Road
Warren, NJ 07059
GS Capital Partners 2000, L.P.(4)	—		5,461,732	(5)	8.9%
85 Broad Street
New York, NY 10004
GS Capital Partners 2000 Offshore, L.P.(4)	—		1,984,583	(6)	3.3%
85 Broad Street
New York, NY 10004
GS Capital Partners 2000 Employee Fund, L.P.(4)	—		1,734,288	(7)	2.9%
85 Broad Street
New York, NY 10004
GS Capital Partners 2000, GmbH & Co. Beteiligungs KG(4)	—		228,287	(8)	*
85 Broad Street
New York, NY 10004
Stone Street Fund 2000, L.P.(4)	—		167,269	(9)	*
85 Broad Street
New York, NY 10004
Bridge Street Special Opportunities Fund 2000, L.P.(4)	—		83,634	(10)	*
85 Broad Street
New York, NY 10004
Securitas Allied Holdings, Ltd.(11)	1,266,995		560,490		3.0%
55 East 52nd Street
New York, NY 10055
Michael I.D. Morrison	116,667	(12)	—		*
Scott A. Carmilani	94,332	(13)	—		*
Jordan M. Gantz(14)	59,166	(15)	—		*
G. William Davis, Jr.	26,248	(16)	—		*
Richard E. Jodoin	54,625	(17)	—		*
John T. Redmond	13,290	(18)	—		*
Bart Friedman	2,000		—		*
Scott Hunter	—		—		*
Mark R. Patterson	14,000		—		*

	Beneficial Ownership of Common Shares(1)

			Non-	Percent of
Name and Address of Beneficial Owner	Voting		Voting	Common Shares

James F. Duffy	1,000		—	*
Samuel J. Weinhoff	1,000		—	*
All directors and executive officers as a group (13 persons)	333,695	(19)	—	*

*	Less than 1%.

(1)	With regard to our principal shareholders and our directors and executive officers and in accordance with the rules of the SEC, an entity or person is deemed to have “beneficial ownership” of Common Shares that such entity or person has the rights to acquire within 60 days. For purposes of calculating percent ownership, each entity’s or person’s holdings have been calculated assuming full exercise of outstanding warrants and options exercisable (as applicable) by such entity or person within 60 days of September 30, 2006, but not the exercise of warrants or options held by any other entity or person. All amounts listed represent sole investment and voting power unless otherwise indicated.

(2)	Includes warrants currently exercisable to purchase up to 2,000,000 Common Shares.

(3)	Includes warrants currently exercisable to purchase up to 2,000,000 Common Shares.

(4)	The Goldman Sachs Group, Inc. (the “Goldman Sachs Group”), Goldman Sachs, which is a broker-dealer, and the Goldman Sachs Funds may be deemed to directly or indirectly beneficially own in the aggregate 9,659,793 of our Common Shares. Affiliates of the Goldman Sachs Group and Goldman Sachs are the general partner, managing general partner or managing limited partner of the Goldman Sachs Funds. Goldman Sachs is the investment manager for certain of the Goldman Sachs Funds. Each of Goldman Sachs Group and Goldman Sachs disclaims beneficial ownership of the Common Shares owned by the Goldman Sachs Funds, except to the extent of Goldman Sachs Group’s and Goldman Sachs’ pecuniary interest therein, if any. Goldman Sachs Group, Goldman Sachs and the Goldman Sachs Funds share voting power and investment power with certain of their respective affiliates. Goldman Sachs is a direct and indirect, wholly-owned subsidiary of Goldman Sachs Group. The address for the Goldman Sachs Funds and their affiliates is 85 Broad Street, 10th Floor, New York, New York 10004.

(5)	Includes warrants currently exercisable to purchase up to 848,113 Non-Voting Shares.

(6)	Includes warrants currently exercisable to purchase up to 308,172 Non-Voting Shares.

(7)	Includes warrants currently exercisable to purchase up to 269,305 Non-Voting Shares.

(8)	Includes warrants currently exercisable to purchase up to 35,449 Non-Voting Shares.

(9)	Includes warrants currently exercisable to purchase up to 25,974 Non-Voting Shares.

(10)	Includes warrants currently exercisable to purchase up to 12,987 Non-Voting Shares.

(11)	Securitas Allied Holdings, Ltd. is wholly-owned by Securitas Allied (Bermuda), L.P. The general partner of Securitas Allied (Bermuda), L.P. is Securitas Allied, Ltd., an indirect, wholly-owned subsidiary of Swiss Re. An affiliate of Swiss Re serves as the investment adviser to Securitas Allied Holdings, Ltd. Securitas Allied, Ltd. and Swiss Re may be deemed to have shared beneficial ownership of our Common Shares that are, or may be deemed to be, beneficially owned by Securitas Allied Holdings, Ltd. although both Securitas Allied, Ltd. and Swiss Re disclaim beneficial ownership of our Common Shares owned of record by any other entity, except to the extent of their pecuniary interest therein, if any.

(12)	Represents vested stock options exercisable to purchase 116,667 Voting Shares.

(13)	Includes vested stock options exercisable to purchase 88,332 Voting Shares.

(14)	In connection with an investigation by the Texas Attorney General’s Office and our review relating to certain insurance brokerage practices, Mr. Gantz was suspended indefinitely.

(15)	Represents vested stock options exercisable to purchase 59,166 Voting Shares.

(16)	Represents vested stock options exercisable to purchase 26,248 Voting Shares.

(17)	Includes vested stock options exercisable to purchase 53,125 Voting Shares.

(18)	Includes vested stock options exercisable to purchase 12,290 Voting Shares.

(19)	Includes vested stock options exercisable to purchase 299,995 Voting Shares. Excludes vested stock options exercisable to purchase 59,166 Voting Shares held by Mr. Gantz.
EXECUTIVE OFFICERS
      Our executive officers are elected by and serve at the discretion of your Board. The following table identifies the executive officers of the Company, including their respective ages and positions as of the date hereof.

Name	Age	Position

Scott A. Carmilani	42	President, Chief Executive Officer & Director
G. William Davis, Jr.	61	Executive Vice President — Worldwide Treaty & Facultative Reinsurance
Joan H. Dillard	55	Senior Vice President and Chief Financial Officer
Wesley D. Dupont	37	Senior Vice President, General Counsel and Secretary
Marshall J. Grossack	46	Senior Vice President — Chief Corporate Actuary
Richard E. Jodoin	54	President, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company
John T. Redmond	50	President — Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited
      Scott A. Carmilani was elected our President and Chief Executive Officer in January 2004 and became a director in September 2003. Mr. Carmilani was, prior to joining our Company as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of AIG and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the Middle Market Division of National Union Fire Insurance Company of Pittsburgh, Pa., which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. He has held a succession of underwriting and management positions with subsidiaries of AIG since 1987.
      G. William Davis, Jr. has managed our reinsurance segment since January 2002. Mr. Davis became the Senior Vice President of our reinsurance segment in May 2002 and was named an Executive Vice President in May 2004. Before that he held positions as Senior Vice President and Executive Management Group member of St. Paul Re and as Senior Vice President and Director of Skandia America Reinsurance Co. From 1985 through 1990, Mr. Davis served as President and Chief Executive Officer of Facultative ReSources, a subsidiary of W.R. Berkley Corp. In 1977, he joined Cologne Re of America as Vice President and Treaty Underwriting Officer, and was elected President and Chief Executive Officer later that year. During 1976, he served as Assistant Vice President and Senior Underwriting Officer of Transatlantic Re. He began his insurance career at General Reinsurance Corp. in 1969, where he trained in casualty facultative reinsurance and multi-line treaty reinsurance. In 1975 he was promoted to Assistant Secretary and Assistant Branch Manager of the New York City office of General Reinsurance Corp.
      Joan H. Dillard, CMA, is our Senior Vice President and Chief Financial Officer. In April 2003, Ms. Dillard began working for American International Company Limited, a subsidiary of AIG, and began providing accounting services to us pursuant to a former administrative services contract with American

International Company Limited. Through that contract, Ms. Dillard served as our Vice President and Chief Accounting Officer until November 30, 2005. As of December 1, 2005, Ms. Dillard became an employee of our Company. From August 2001 until December 2002, Ms. Dillard served as the Chief Financial Officer of Worldinsure Ltd., an insurance technology provider. From May 2000 until April 2001, Ms. Dillard served as the Chief Operating Officer and Chief Financial Officer of CIC corp Inc., a medical equipment service provider. From March 1998 until May 2000, Ms. Dillard served as the Chief Financial Officer of ESG Re Limited, based in Hamburg, Germany, and from 1993 until 1998, Ms. Dillard worked for TIG Holdings, Inc. and served as the Chief Financial Officer of TIG Retail Insurance and later as the Senior Vice President of Alternative Distribution. Prior to that, Ms. Dillard served in various senior financial positions at both USF&G Corporation and American General Corporation.
      Wesley D. Dupont is our Senior Vice President, General Counsel and Secretary. In November 2003, Mr. Dupont began working for American International Company Limited, a subsidiary of AIG, and began providing legal services to us pursuant to a former administrative services contract with American International Company Limited. Through that contract, Mr. Dupont served as our Senior Vice President, General Counsel and Secretary from April 2004 until November 30, 2005. As of December 1, 2005, Mr. Dupont became an employee of our Company. Prior to joining American International Company Limited, Mr. Dupont worked as an attorney at Paul, Hastings, Janofsky & Walker LLP, a large international law firm, where he specialized in general corporate and securities law. From April 2000 to July 2002, Mr. Dupont was a Managing Director and the General Counsel for Fano Securities, LLC, a specialized securities brokerage firm. Prior to that, Mr. Dupont worked as an attorney at Kelley Drye & Warren LLP, another large international law firm, where he also specialized in general corporate and securities law.
      Marshall J. Grossack has been our Senior Vice President — Chief Corporate Actuary since July 2004. From June 2002 until July 2004, Mr. Grossack was a Vice President and Actuary for American International Company Limited, a subsidiary of AIG, and provided services to us pursuant to a former administrative services contract with American International Company Limited. From June 1999 until June 2002, Mr. Grossack worked as the Southwest Region Regional Actuary for subsidiaries of AIG in Dallas, Texas.
      Richard E. Jodoin has been the President of Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company since July 2002. Prior to joining Allied World Assurance Company (U.S.) Inc., Mr. Jodoin was employed by Lexington Insurance Company in various positions for 17 years, and served as Executive Vice President from 1994 until July 2002.
      John T. Redmond joined us in July 2002 and is the President of Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited. Prior to joining our Company, Mr. Redmond held various positions with Chubb, and served as a Senior Vice President of Chubb from 1993 until July 2002.

EXECUTIVE COMPENSATION
      The following table sets forth in summary form all compensation for all services rendered in all capacities to our Company for fiscal years 2005, 2004 and 2003 to our Chief Executive Officer and to our named executive officers.
Summary Compensation Table

					Long-Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities
	Fiscal			Other Annual	Stock	Underlying	All Other
Name & Principal Position	Year	Salary $	Bonus $	Compensation(1) $	Awards(2)	Options	Compensation $

Scott A. Carmilani,	2005	$426,731	$275,000	$258,314	$355,236	20,000	$30,500	(3)
President and Chief	2004	350,000	200,000	233,484	690,014	—	30,250	(3)
Executive Officer	2003	315,000	190,000	228,865	—	26,666	30,000	(3)
Jordan M. Gantz,	2005	$317,967	$200,000	$204,008	$213,150	8,333	$30,500	(5)
Executive Vice President &	2004	267,800	150,000	201,978	344,986	—	30,250	(5)
Chief Underwriting Officer(4)	2003	257,500	140,000	187,185	—	11,667	30,000	(5)
G. William Davis, Jr.,	2005	$249,004	$150,000	$178,895	$142,086	8,333	$32,763	(6)
Executive Vice President —	2004	220,000	130,000	178,869	344,986	5,000	31,000	(6)
Worldwide Treaty &	2003	210,000	120,000	139,193	—	20,000	30,500	(6)
Facultative Reinsurance
Richard E. Jodoin,	2005	$256,313	$100,000	$5,100	$71,064	2,500	$30,500	(7)
President, Allied World	2004	230,250	90,000	5,100	69,014	—	30,250	(7)
Assurance Company (U.S.) Inc.	2003	221,450	75,000	5,100	—	4,167	30,000	(7)
and Newmarket Underwriters
Insurance Company
John T. Redmond,	2005	$284,582	$112,566	$—	$71,064	4,167	$26,087	(9)
President, Allied World Assurance	2004	270,363	106,641	17,532	—	—	24,696	(9)
Company (Europe) Limited and	2003	259,936	103,679	—	—	5,000	23,744	(9)
Allied World Assurance Company
(Reinsurance) Limited(8)

(1)	Other annual compensation includes amounts for certain travel expenses, relocation expenses, housing allowances, utilities, club dues, tax preparation, parking and cost of living allowances for the fiscal years ended. The housing allowance paid to Mr. Carmilani in the fiscal years ended 2005, 2004 and 2003 was $170,296, $158,208 and $153,375, respectively. The housing allowance paid to Mr. Gantz in the fiscal years ended 2005, 2004 and 2003 was $133,000, $132,000 and $115,500, respectively. The housing allowance paid to Mr. Davis in the fiscal years ended 2005, 2004 and 2003 was $120,000, $120,000 and $84,000, respectively. The cost of living allowance paid to Mr. Carmilani in the fiscal years ended 2005, 2004 and 2003 was $66,276, $63,535 and $59,160, respectively. The cost of living allowance paid to Mr. Gantz in the fiscal years ended 2005, 2004 and 2003 was $57,396, $58,436 and $55,704, respectively. The cost of living allowance paid to Mr. Davis in the fiscal years ended 2005, 2004 and 2003 was $49,488, $50,435 and $47,712, respectively. Beginning in June 2002, Mr. Carmilani was also provided a membership to a country club located in Bermuda. Beginning in February 2003, Mr. Redmond was provided the use of a corporate membership to a country club in Ireland.

(2)	Each restricted stock unit (“RSU”) represents the right to receive one newly-issued, fully paid and non-assessable Common Share of the Company at a future date. Each award vests 100% four years after the date of grant. The amounts shown in the table above represent the value of the awards, calculated by multiplying the number of units granted by the book value per share of the Company’s Common Shares of $42.63 and $41.40 on January 3, 2005 and May 27, 2004, respectively, the dates on which the RSUs were awarded. Portions of the award not vested may be subject to forfeiture under certain conditions and dividends generally are accrued on unvested RSUs and paid upon vesting. In 2005, Messrs. Carmilani, Gantz, Davis, Jodoin and Redmond were granted RSUs of 8,333, 5,000, 3,333, 1,667 and 1,667, respectively. The number and aggregate value of all RSU holdings at December 31, 2005, based on the book value per share of our Common Shares at such date of $28.32, for each of the named executive officers was as follows: Mr. Carmilani had 25,000 RSUs with a value of $708,000; Mr. Gantz had 13,333 RSUs with a value of $377,591; Mr. Davis had 11,666 RSUs with a value of $330,381; Mr. Jodoin had 3,334 RSUs with a value of $94,419; and Mr. Redmond had 1,667 RSUs with a value of $47,209.

(3)	Represents Company contributions to our 401(k) Plan of $10,500, $10,250 and $10,000 in 2005, 2004 and 2003, respectively, and Company contributions to our Supplemental Executive Retirement Plan of $20,000 in 2005, 2004 and 2003. Company contributions under our 401(k) Plan become 100% vested after two years of service with us. Company contributions under our Supplemental Executive Retirement Plan vest 25% per year over a four-year period. See “— Retirement Plans — 401(k) Plans” and “— Retirement Plans — Supplemental Executive Retirement Plans.”

(4)	In connection with an investigation by the Texas Attorney General’s Office and our review relating to certain insurance brokerage practices, Mr. Gantz was suspended indefinitely.

(5)	Represents Company contributions to our 401(k) Plan of $10,500, $10,250 and $10,000 in 2005, 2004 and 2003, respectively, and Company contributions to our Supplemental Executive Retirement Plan of $20,000 in 2005, 2004 and 2003. Company contributions under our 401(k) Plan become 100% vested after two years of service with us. Company contributions under our Supplemental Executive Retirement Plan vest 25% per year over a four-year period. See “— Retirement Plans — 401(k) Plans” and “— Retirement Plans — Supplemental Executive Retirement Plans.”

(6)	Represents Company contributions to our Bermuda pension plan of $12,763, $11,000 and $10,500 in 2005, 2004 and 2003, respectively, and Company contributions to our Supplemental Executive Retirement Plan of $20,000 in 2005, 2004 and 2003. Company contributions under our Supplemental Executive Retirement Plan vest 25% per year over a four-year period. See “— Retirement Plans — Supplemental Executive Retirement Plans.”

(7)	Represents Company contributions to our 401(k) Plan of $10,500, $10,250 and $10,000 in 2005, 2004 and 2003, respectively, and Company contributions to our Supplemental Executive Retirement Plan of $20,000 in 2005, 2004 and 2003. Company contributions under our 401(k) Plan become 100% vested after two years of service with us. Company contributions under our Supplemental Executive Retirement Plan vest 25% per year over a four-year period. See “— Retirement Plans — 401(k) Plans” and “— Retirement Plans — Supplemental Executive Retirement Plans.”

(8)	Mr. Redmond was paid in euros in 2005, 2004 and 2003. Except for the value of restricted stock awards, which were calculated in U.S. dollars as described in footnote 2 above, and payments for relocation expenses in 2003, which were 10,175 British pounds sterling and were converted to U.S. dollars as of December 31, 2005 at the exchange rate of $1.723 per £1, all amounts for Mr. Redmond have been converted from euros into U.S. dollars as of December 31, 2005 at the exchange rate of $1.1849 per €1.

(9)	In 2005, Mr. Redmond was paid an additional 9% of his base salary in lieu of a Company contribution to a retirement plan from January 2005 through November 2005, and was paid an additional 11% of his base salary in lieu of a Company contribution to a retirement plan for December 2005. In 2004 and 2003, Mr. Redmond was paid an additional 9% of his base salary in lieu of a Company contribution to a retirement plan.

Option Grants for Fiscal Year 2005
      The following table presents information concerning employee stock options granted to the named executive officers during the fiscal year ended December 31, 2005.

	Individual Grants

		Percent of
	Number of	Total
	Common	Options	Exercise
	Shares	Granted to	or Base
	Underlying	Employees	Price per		Grant Date
	Options	in Fiscal	Share	Expiration	Present
Name	Granted (#)	Year	($/Sh)	Date	Value ($)(1)

Scott A. Carmilani	20,000	7.8%	$32.70	01/03/2015	$264,574
Jordan M. Gantz	8,333	3.3%	$32.70	01/03/2015	110,239
G. William Davis, Jr.	8,333	3.3%	$32.70	01/03/2015	110,239
Richard E. Jodoin	2,500	1.0%	$32.70	01/03/2015	33,072
John T. Redmond	4,167	1.6%	$32.70	01/03/2015	55,120

(1)	There was no public market for our Common Shares as of December 31, 2005. The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2005: risk free interest rate of 4.28%, expected life of nine years and no dividend and zero volatility.
Option Exercises in and Fiscal Year-End Option Values
      The following table provides employee stock option exercise information for the executive officers named in the summary compensation table. The table shows the number of exercisable and unexercisable stock options held at December 31, 2005.

			Value of Unexercised
	Number of Unexercised		In-the-Money Options at
	Options at Fiscal Year-End		Fiscal Year-End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Scott A. Carmilani	80,001	33,332	$747,808	$125,123
Jordan M. Gantz	55,834	14,166	527,411	51,740
G. William Davis, Jr.	19,584	22,082	168,449	104,595
Richard E. Jodoin	52,084	4,583	500,765	17,505
John T. Redmond	8,751	8,749	76,946	41,803

(1)	There was no public trading market for our Common Shares as of December 31, 2005. The value of unexercised in-the-money options has been calculated by multiplying the difference between the exercise price per share and the initial public offering price by the number of shares underlying options.
Compensation Committee Interlocks and Insider Participation
      None of our directors or executive officers has a relationship with us or any other Company that the SEC defines as a Compensation Committee interlock or insider participation that should be disclosed to shareholders. Our Compensation Committee is comprised solely of independent directors.
Compensation Committee Report on Executive Compensation
      The following report of the Compensation Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report or the performance graph by reference therein.

      The Company was a privately-held company since its formation in November 2001 until its initial public offering of common shares in July 2006. Prior to its initial public offering, the Company was not subject to the reporting requirements of the Exchange Act. Because the Company was not a public company at any time during the fiscal year ended December 31, 2005, it is not required to provide a Compensation Committee Report in this Proxy Statement. The Company plans to furnish a Compensation Committee Report in the Proxy Statement it will file with the SEC for its Annual General Meeting in 2007.
Audit Committee Report
      The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
      In anticipation of its initial public offering in July 2006, the Company reconstituted its Board and appointed five new independent board members. The following board members were appointed to the Audit Committee: Scott Hunter (Chairman), James F. Duffy and Samuel J. Weinhoff. The Board has determined that all members of the Audit Committee are “independent” under the rules of the NYSE, Section 10A(m)(3) of the Exchange Act and Rule 10A-3 promulgated under the Exchange Act. The Board adopted an Audit Committee Charter, which is available on our website at www.awac.com under “Corporate Governance — Charters.”
      The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and policies, and its internal controls and procedures. The independent auditors are responsible for auditing the Company’s financial statements, reviewing the Company’s quarterly financial statements and other procedures. Members of the Audit Committee are entitled to rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. The independent auditors have access to the Audit Committee to discuss any matters they deem appropriate.
      As set forth in the Audit Committee Charter, in the performance of its oversight function, the Audit Committee considers and discusses the Company’s audited financial statements with management and the independent auditors. The Audit Committee also discusses with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. Finally, the Audit Committee receives the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, considers whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence and discusses with the auditors the auditors’ independence.
      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee is responsible for recommending to the Board that the audited financial statements be included in the Company’s Annual Reports on Form 10-K to be filed with the SEC.
      Because the Company was not a public company at any time during its fiscal year ended December 31, 2005, the Company did not file with the SEC an Annual Report on Form 10-K for the year ended December 31, 2005.

Scott Hunter (Chairman)
James F. Duffy
Samuel J. Weinhoff

Performance Graph
      The following graph shows the cumulative total return, including reinvestment of dividends, on the Common Shares compared to such return for Standard & Poor’s 500 Composite Stock Price Index (“S&P 500”), and Standard & Poor’s Property & Casualty Insurance Index for the period beginning on July 11, 2006 and ending on September 30, 2006, assuming $100 was invested on July 11, 2006. The measurement point on the graph represents the cumulative shareholder return as measured by the last reported sale price on such date during the relevant period.
Total Return Performance
(PERFORMANCE GRAPH)

	ALLIED WORLD
	ASSURANCE CO		S&P 500 PROPERTY &
	HOLDINGS	S&P 500 INDEX	CASUALTY INSURANCE

7/11/06	100.00	100.00	100.00
7/31/06	100.43	100.43	100.82
8/31/06	110.94	102.82	102.07
9/30/06	116.26	105.47	106.40
SHAREHOLDER COMMUNICATION
      Shareholders may communicate directly with the Board by sending written notice to the Company’s General Counsel at the executive offices of the Company. The notice may specify whether the communication is directed to the entire Board, to a committee of the Board, to the non-management directors, to the presiding director of the non-management directors or to any other director. Except as provided below, if any written communication is received by the Company and addressed to the persons listed above (or addressed to the General Counsel of the Company with a request to be forwarded to the persons listed above), the General Counsel of the Company shall be responsible for promptly forwarding the correspondence to the appropriate persons. Obvious marketing materials or other general solicitations will not be forwarded. Directors will generally respond in writing, or cause the Company to respond, to bona fide shareholder communications that express legitimate concerns or questions about us.
      The Board does not have a formal policy regarding the attendance of directors at meetings of shareholders; however, it encourages all directors to attend the Annual General Meeting of Shareholders. One of our current directors, who was also a member of the Board in 2005, attended the Annual General Meeting in 2005 at which time we were a privately held company.
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL GENERAL MEETING
      If you wish to submit a proposal to be considered for inclusion in the proxy materials for the 2007 Annual General Meeting or propose a nominee for the Board, please send it to the Secretary, Allied World Assurance

Company Holdings, Ltd, P.O. Box HM 3010, Hamilton HM MX, Bermuda. The Company has scheduled its 2007 Annual General Meeting for May 8, 2007. Under the rules of the SEC, proposals must be received a reasonable time before the Company begins to print and mail its proxy materials. Pursuant to the Bye-laws of the Company, the deadline for receipt of such proposals is the close of business on February 7, 2007. Proposals submitted thereafter may be considered untimely.
SOLICITATION OF PROXIES
      The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by our directors, officers and employees, personally or by telephone, facsimile or other electronic means, for which our directors, officers and employees will not receive any additional compensation. Proxy cards and materials also will be distributed to beneficial owners of Voting Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. W.F. Doring & Co., Inc. has been retained to assist the Company in the solicitation of proxies at a fee not expected to exceed $3,000, plus out-of-pocket expenses.
OTHER MATTERS
      Your Board does not know of any matters that may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting attached hereto. If matters other than those set forth in the Notice of Annual General Meeting come before the meeting and at any adjournment or postponement thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in their discretion with respect to such matters.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Because the Company was not a public company at any time during 2005, executive officers and directors of the Company were not subject to the reporting requirements of Section 16(a) of the Exchange Act in 2005.
ADDITIONAL INFORMATION
      Because the Company was not a public company at any time during 2005, the Company did not file with the SEC an Annual Report on Form 10-K for the year ended December 31, 2005. All of the Company’s filings with the SEC can be accessed through our website at www.awac.com under the “SEC Filings” link located in the section entitled “Investor Relations.” The SEC also maintains a website that contains reports and other information regarding issuers that file with the SEC. The site’s internet address is www.sec.gov.

APPENDIX A
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
BOARD POLICY ON DIRECTOR INDEPENDENCE
      A majority of the Board of Directors will be independent, as that term is defined in any applicable laws and regulations including the listing standards of the New York Stock Exchange. Allied World Assurance Company Holdings, Ltd (the “Company”) believes that independent directors as well as directors who may be deemed not independent all make valuable contributions to the Board and to the Company by reason of their experience and judgment.
      A director will be considered independent only if the Board has affirmatively determined that the director has no material relationship with the Company that would impair his or her independent judgment. The Board will review factors affecting independence at the time a director is proposed for election or re-election. In the process of making such determinations, the Board will consider the nature, extent and materiality of the director’s relationships with the Company. In particular, in order for a director to be “independent” for purposes of service on our Board of Directors, the director should meet all of the following criteria:

1. has not been an employee within the last three years and never has been an officer of the Company.

2. has not been employed as an executive officer of a company within the last three years where an executive officer of the Company serves on the compensation committee (or board committee performing similar functions) of such other company.

3. is not affiliated with, or employed in a professional capacity, by a present or former auditor of the Company within the three years after the end of either the affiliation or the auditing relationship.

4. does not have an immediate family member who is or has been (a) an executive officer of the Company within the last three years; (b) employed as an executive officer of a company within the last three years where an executive officer of the Company serves on the compensation committee (or board committee performing similar functions) of such other company; or (c) affiliated with, or employed in a professional capacity, by a present or former auditor of the Company within the three years after the end of either the affiliation or the auditing relationship.

5. is not an immediate family member of any executive officer, or another director, of the Company.

6. has not, nor has any immediate family member (other than a non-executive employee), received within the last three years any compensation from the Company or any other person, directly or indirectly (including, for example, fees paid to an advisory firm in which the director is a partner or has a greater than 10% equity or voting interest whether or not the director personally provided the service) for services rendered to the Company (other than standard arrangements applicable to directors generally, including, but not limited to, deferred compensation for prior service provided that such compensation is not contingent on continued service).

7. has not had a personal services contract with the Company, or with any executive officer of the Company, within the last five years.

8. is not, nor is any immediate family member, an executive officer, employee or greater than 10% owner of any company supplying or receiving goods or services to or from the Company, unless such goods or services are supplied in the ordinary course of business on an arms-length basis and their value has not exceeded within the last three years (a) 5% of the consolidated gross revenues of either company in any single year or (b) the greater of $1 million or 2% of the other company’s consolidated gross revenues in any single year.

9. is not an executive officer, partner or greater than 10% owner of any company to which the Company is indebted in an aggregate amount in excess of 5% of the Company’s consolidated assets.

A-1

10. is not, nor is any immediate family member, (a) indebted to the Company in an amount greater than $60,000; (b) an executive officer, partner or greater than 10% owner of any entity that is so indebted; or (c) a trustee of, or have a substantial beneficial interest in, any trust or other estate that is so indebted.

11. has not had, nor has any immediate family member had, any direct or indirect material interest in an transaction or series of transactions to which the Company is a party and in which the transaction amount exceeds $60,000 (other than interests that arise solely from an aggregate ownership of less than 10% of the Company or an entity furnishing services to the Company).

12. is not a director pursuant to any arrangement or understanding with another person or group.

13. does not hold, nor otherwise have voting power with respect to, 25% or more of the Company’s outstanding voting stock, either directly, or indirectly through one or more intermediaries.

14. is not, nor is any immediate family member, an employee, officer or director of a foundation, university or other non-profit organization that receives, or has received, from the Company in any of the last five years grants or endowments greater than $100,000 or greater than 1% of the total donations received by the entity in that year.
      In applying the criteria listed above, the Board of Directors will consider such other factors as it may deem necessary to arrive at sound determinations as to the independence of each director, and such factors may override the conclusions of independence or non-independence that would be reached simply by applying the criteria. In such cases, the basis for independence determinations will be disclosed in the Company’s annual proxy statement.
NOTES:
      1. For purposes of these independence guidelines, the Company is intended to also refer to any and all consolidated subsidiaries of Allied World Assurance Company Holdings, Ltd.
      2. “Immediate family member” means any of the person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the person’s home.

A-2

APPENDIX B
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
AUDIT COMMITTEE CHARTER
I.     Committee Composition; Organization; Operation
      The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Allied World Assurance Company Holdings, Ltd (the “Company”) shall consist of no less than three directors, each of whom shall be “independent” under (i) the rules of the New York Stock Exchange; (ii) Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iii) Rule 10A-3 promulgated under the Exchange Act.
      The members of the Committee shall be appointed by the Board on the recommendation of the Nominating & Corporate Governance Committee. Each Committee member shall be “financially literate” and the Committee shall have at least one member who shall be an “audit committee financial expert,” as defined by the requirements of the U.S. Securities and Exchange Commission (the “Commission”). Determinations as to whether a director is qualified for membership on the Committee shall be made by the Nominating & Corporate Governance Committee. Each Committee member shall serve until his or her successor is duly appointed by the Board or until such member’s resignation or removal from the Board or the Committee. Committee members shall serve at the pleasure of the Board and for such term or terms as the Board may determine. Committee members may be added, removed or replaced by the Board in its complete discretion.
      The Chairman of the Committee shall be designated by the non-employee members of the Board. The Chairman shall be responsible for presiding over Committee meetings, preparing Committee agendas and determining the informational needs of the Committee. The Committee may form and delegate any of its responsibilities, as permitted by applicable laws and regulations, to a subcommittee composed of one or more members of the Committee. Committee members shall not simultaneously serve on the audit committees of more than two other public companies. Prospective Committee members shall carefully evaluate existing time demands before accepting Committee membership.
      At all times, the Committee shall have the authority and ability to conduct investigations with access to all books, records, facilities and personnel of the Company and its subsidiaries. The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the sole authority to select, retain, terminate and approve the fees and other retention terms of special or independent counsel, accountants or other experts, consultants or advisors, as it deems necessary or appropriate.
      The Company shall provide for adequate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of: (i) compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company; (ii) compensation of any such advisers retained by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties and responsibilities.
II.     Purposes of the Committee
      The purposes of the Committee are to:

1. Assist Board oversight of the integrity of (i) the Company’s financial statements and internal controls, (ii) the Company’s compliance with legal and regulatory requirements as well as its ethical standards and policies, (iii) the independent auditors’ qualifications and independence and (iv) the performance of the Company’s internal audit function and independent auditors; and

2. Prepare the report required to be prepared by the Committee pursuant to the rules of the Commission for inclusion in the Company’s annual proxy statement.

      The function of the Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, auditing annually management’s assessment of the effectiveness of internal control over financial reporting (as required by the rules of the Commission) and other procedures.
      In fulfilling their responsibilities hereunder, it is recognized that the members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures. Likewise, it is not the Committee’s responsibility to conduct investigations of or assure compliance with the Company’s Code of Ethics for Chief Executive Officer and Senior Financial Officers and the Code of Business Conduct and Ethics.
      The Committee shall obtain from the independent auditors annually a formal written statement (the “Auditors’ Statement”) describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent auditors and the Company, addressing at least the matters set forth in Independence Standards Board Standard No. 1, as modified or supplemented.
      The Committee shall obtain from the independent auditors annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) of this paragraph that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service.
III.     Meetings of the Committee
      The Committee shall meet at every quarterly meeting of the Board, and at such times as the Committee or its Chairman shall determine to be appropriate to carry out its responsibilities. The Committee shall meet, as appropriate, to discuss with management, the internal auditors (or other persons responsible for the internal audit function) and the independent auditors the Company’s annual audited financial statements, the Company’s quarterly unaudited financial results, the audited financial statements and statutory financial returns of Allied World Assurance Company, Ltd and any other matter set forth in Article IV of this charter. The Committee shall meet separately, at least annually, or more frequently in the Committee’s sole discretion, with management, the internal auditors (or other persons responsible for the internal audit function), the independent auditors and other employees of the Company or its subsidiaries it deems appropriate to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately. The Committee shall maintain minutes of its meetings and activities. The Committee may request any other director, officer or employee of the Company or its subsidiaries or any of the Company’s or its subsidiaries’ outside advisors to attend any meeting of the Committee or to meet independently with any of the foregoing.

IV.     Duties and Responsibilities of the Committee
      To carry out its purposes, the Committee shall have the following duties and responsibilities:

1. With respect to the independent auditors,

(i) to be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting), who shall report directly to the Committee, and shall have ultimate accountability to the Committee; provided that the auditor appointment shall be subject to shareholder approval;

(ii) to be directly responsible for the appointment, compensation, retention and oversight of the work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which firm shall also report directly to the Committee, and shall have ultimate accountability to the Committee;

(iii) to pre-approve, or to adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditors, including services with respect to the Company’s annual audited financial statements and the annual audited financial statements and statutory financial returns of Allied World Assurance Company, Ltd;

(iv) to ensure that the independent auditors prepare and deliver annually an Auditors’ Statement (it being understood that the independent auditors are responsible for the accuracy and completeness of this Auditors’ Statement), and to discuss with the independent auditors any relationships or services disclosed in this Auditors’ Statement that may impact the quality of audit services or the objectivity and independence of the Company’s independent auditors;

(v) to obtain from the independent auditors in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices used, any significant changes in the selection or application of accounting principles, all alternative treatments of financial information within U.S. generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors and management, and any material written communications between the independent auditors and management, such as any “management” letter, summary of uncorrected financial statement misstatements or summary of disclosure items past;

(vi) to ensure the rotation of the lead audit partner every five years and the concurring partner and any other active audit engagement team partner every seven years and consider whether there should be a regular rotation of the audit firm itself in order to ensure continuing auditor independence;

(vii) to evaluate the independent auditors’ qualifications, performance and independence, including a review and evaluation of the lead partner, taking into account the opinions of management and the internal auditors (or such persons responsible for the internal audit function) in assessing the independent auditors’ qualifications, performance and independence; and

(viii) to set clear hiring policies for employees or former employees of the independent auditors.

2. With respect to accounting principles and policies, financial reporting and internal control over financial reporting,

(i) to advise management, the internal auditors (or other persons responsible for the internal audit function) and the independent auditors that they are expected to provide to the Committee a timely analysis of significant issues and practices relating to accounting principles and policies, financial reporting and internal control over financial reporting;

(ii) to consider and, as appropriate, further discuss with management, the internal auditors (or other persons responsible for the internal audit function) and the independent auditors any reports or communications (and management’s responses thereto) submitted to the Committee by the independent auditors required by or referred to in SAS 61 (as codified by AU Section 380), as modified or supplemented, or other professional standards, including reports and communications related to:

•	deficiencies, including significant deficiencies or material weaknesses, noted in the audit of the design or operation of internal controls or other matters relating to internal control over financial reporting;

•	consideration of fraud in a financial statement audit;

•	detection of illegal acts;

•	the independent auditors’ responsibility under GAAP;

•	any restriction on audit scope;

•	significant accounting policies;

•	significant issues discussed with the national office respecting auditing or accounting issues presented by the engagement;

•	management judgments and accounting estimates;

•	any accounting adjustments arising from the audit that were noted or proposed by the auditors but were passed (as immaterial or otherwise);

•	the responsibility of the independent auditors for other information in documents containing audited financial statements;

•	disagreements with management;

•	consultation by management with other accountants;

•	major issues discussed with management prior to retention of the independent auditors;

•	difficulties encountered with management in performing the audit;

•	the independent auditors’ judgments about the quality of the Company’s accounting principles; and

•	reviews of interim financial information conducted by the independent auditors;

(iii) to meet with management, the internal auditors (or other persons responsible for the internal audit function) and the independent auditors, as appropriate, to review and discuss:

•	the scope of the annual external audit;

•	the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	the annual audited financial statements and statutory financial returns of Allied World Assurance Company, Ltd;

•	any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditors (or other persons responsible for the internal audit function) or the independent auditors, relating to the Company’s financial statements;

•	any difficulties the independent auditors encountered in the course of the audit, including any restrictions on the scope of their activities or access to requested information, and any significant disagreements with management;

•	any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company;

•	the form of opinion the independent auditors propose to render to the Board and shareholders; and

•	as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(iv) to review disclosures made by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q about the results of their evaluation of the effectiveness of disclosure controls and any significant deficiencies in the design or operation of the Company’s internal controls over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal controls over financial reporting;

(v) to review and discuss the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies;

(vi) to review and discuss guidelines and policies governing the process by which senior management of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

(vii) to obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act;

(viii) to discuss with the Company’s legal counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

(ix) to review and approve all related party transactions of the Company;

(x) to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of the Company or its subsidiaries of concerns regarding questionable accounting or auditing matters;

(xi) to ensure the Company maintains an effective internal audit function to provide management and the Committee with ongoing assessments of the Company’s internal control, risk management and related processes;

(xii) to review the activities, budget, charter and staffing of the internal audit function, evaluate the performance of the internal auditors (who shall be accountable to, and report directly to, the Committee); and

(xiii) to review with the Head of Internal Audit (or person performing a similar function) the scope and plan for conducting internal audits, and discuss with the Head of Internal Audit (or person performing a similar function) summaries of significant issues raised during the performance of internal audits (and the related responses from management).

3. With respect to reporting and recommendations,

(i) to prepare any report or other disclosures, including any recommendation of the Committee, required by the rules of the Commission to be included in the Company’s annual proxy statement or annual report on Form 10-K;

(ii) to conduct an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with the Committee’s charter;

(iii) to review and reassess the adequacy of the Committee’s charter at least annually and recommend any proposed changes to the full Board for approval; and

(iv) to report regularly to the full Board any issues that arise with respect to the quality and integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the independent auditors, the performance of the internal audit function or any other matters the Committee deems appropriate or the Board requests. The Committee’s report to the Board may take the form of an oral report by the Chairman or by any other member of the Committee designated by the Committee to make this report.

ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
11:00 a.m. (Local Time)
NOVEMBER 29, 2006
THE FAIRMONT HAMILTON PRINCESS HOTEL
76 PITTS BAY ROAD
HAMILTON HM 08, BERMUDA
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
Meeting Details
      PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 29, 2006 (THE “ANNUAL GENERAL MEETING”) AT 11:00 A.M. (LOCAL TIME) AT THE FAIRMONT HAMILTON PRINCESS HOTEL, 76 PITTS BAY ROAD, HAMILTON HM 08, BERMUDA.
      The undersigned shareholder of the Company hereby acknowledges receipt of the Notice of Annual General Meeting and Proxy Statement, each dated October 19, 2006, and hereby appoints Scott A. Carmilani and Wesley D. Dupont, as proxy, each with the power to appoint his substitute, and authorizes them to represent and vote as designated herein, all of the voting common shares, par value $0.03 per share, of the Company (“Common Shares”) held of record on October 16, 2006 by the undersigned shareholder of the Company at the Annual General Meeting, and at any adjournment or postponement thereof, with respect to the matters listed on this Proxy. In their discretion, the Proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual General Meeting.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY
(Continued, and to be marked, dated and signed as instructed on the other side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY FOR ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD ANNUAL GENERAL MEETING OF SHAREHOLDERS NOVEMBER 29, 2006 THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.	Please mark your votes like this	☒

		FOR	WITHHOLD AUTHORITY
A.	To elect the nominees listed as the Class III Directors of the Company to serve until the Company’s Annual General Meeting in 2009 or until their successors are duly elected and qualified or their office is otherwise vacated.	☐	☐

Nominees: Scott A. Carmilani, James F. Duffy, Bart Friedman

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE FOR EACH OF THE NOMINEES AND EACH OF THE PROPOSALS SET FORTH ON THE REVERSE OF THIS PROXY.

		FOR	WITHHOLD AUTHORITY
B.	To approve certain individuals as Eligible Subsidiary Directors of certain of the Company’s non-U.S. subsidiaries.	☐	☐
Allied World Assurance Holdings (Ireland) Ltd
Nominees: Scott A. Carmilani, Wesley D. Dupont, Michael I.D. Morrison, John T. Redmond
Allied World Assurance Company (Europe) Limited
Nominees: J. Michael Baldwin, Scott A. Carmilani, John Clifford, Hugh Governey, Michael I.D. Morrison, John T. Redmond
Allied World Assurance Company (Reinsurance) Limited
Nominees: J. Michael Baldwin, Scott A. Carmilani, John Clifford, Hugh Governey, Michael I.D. Morrison, John T. Redmond

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

C.	To appoint Deloitte & Touche as the Company’s independent auditors to serve until the Company’s annual general meeting in 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐
D.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
COMPANY ID:

PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date	, 2006.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.